Form 10-K405, Exhibit 13
period 1996-12-31
SECTOR STRATEGY FUND L P
filed 1997-03-27
CIK 862525

                    The S.E.C.T.O.R. Strategy Fund/SM/ L.P.
                    (A Delaware Limited Partnership)

                    Financial Statements for the
                    Years Ended December 31, 1996, 1995 and 1994 and Independent Auditors' Report

To:   The Limited Partners of The S.E.C.T.O.R. Strategy Fund/SM/ L.P.

The S.E.C.T.O.R. Strategy Fund/SM/ L.P. (the "Fund" or the "Partnership") ended its seventh fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $194.47, representing an increase of 12.40% from the December 31, 1995 NAV per Unit of $173.02. During the fiscal year, trading profits generated in the currency, interest rate, energy, agriculture and metals sectors exceeded trading losses in the stock index sector.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index and agricultural commodity markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range. In March, crude oil prices rose throughout most of the month, as unusually cold weather in the U.S. and Europe resulted in an extended period of strong demand and oil talks between the United Nations and Iraq were suspended.

During April, grain and soybean prices rallied to new highs, sometimes daily, as adverse weather conditions and strong demand affected prices. Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates. In September, crude oil prices continued, as they had during the summer, to trend upward throughout most of the month.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                       Sincerely,
                                       John R. Frawley, Jr.
                                       President and Chief Executive Officer
                                       Merrill Lynch Investment Partners Inc.
                                       (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1996, 1995 AND 1994:

  Statements of Financial Condition                                            2

  Statements of Operations                                                     3

  Statements of Changes in Partners' Capital                                   4

  Notes to Financial Statements                                             5-12

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of
  The S.E.C.T.O.R. Strategy Fund/SM/ L.P.:

We have audited the accompanying statements of financial condition of The S.E.C.T.O.R. Strategy Fund/SM/ L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of The S.E.C.T.O.R. Strategy Fund/SM/ L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995, and the results of its operations for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 3, 1997
New York, New York

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


ASSETS                                                             1996                   1995
------                                                             ----                   ----
Accrued interest (Note 2)                                       $      89,553          $      144,134
Equity in commodity futures trading accounts:
    Cash and option premiums                                       20,280,086              34,432,565
    Net unrealized profit on open contracts                           598,158                 882,382
Investment (Note 6)                                                 7,321,993                   -
Receivable from investment (Note 6)                                 4,251,647                   -
                                                                -------------          --------------

                TOTAL                                             $32,541,437             $35,459,081
                                                                =============          ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
Redemptions payable                                             $     229,669          $      303,823
Brokerage commissions payable (Note 2)                                153,046                 265,934
Administrative fees payable (Note 2)                                    4,373                   -
Profit shares payable (Note 3)                                        205,317                 205,277
                                                                -------------          --------------

            Total liabilities                                         592,405                 775,034
                                                                -------------          --------------

PARTNERS' CAPITAL:

General Partner (2,518 units and 2,518 units)                         489,672                 435,363
Limited Partners (161,771 units and 197,942 units)                 31,459,360              34,248,684
                                                                -------------          --------------

            Total partners' capital                                31,949,032              34,684,047
                                                                -------------          --------------

                TOTAL                                             $32,541,437             $35,459,081
                                                                =============          ==============

NET ASSET VALUE PER UNIT
(Based on 164,289 and 200,460 Units
outstanding)                                                    $      194.47          $       173.02
                                                                =============          ==============

See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                                    1996                  1995                   1994
                                                    ----                  ----                   ----
 REVENUES:
    Trading profits (loss):
        Realized                                    $3,756,114            $10,514,336            $(1,230,908)
        Change in unrealized                          (284,224)            (1,160,384)              (504,496)
                                                 -------------          -------------          -------------

            Total trading results                    3,471,890              9,353,952             (1,735,404)
                                                 -------------          -------------          -------------

    Interest income (Note 2)                         1,364,326              1,954,622              1,793,843
                                                 -------------          -------------          -------------

            Total revenues                           4,836,216             11,308,574                 58,439
                                                 -------------          -------------          -------------

EXPENSES:
    Profit shares (Note 3)                             457,989              1,084,170                529,654
    Administrative fees (Note 2)                        75,321                      -                      -
    Brokerage commissions (Note 2)                   2,636,241              3,480,701              4,498,435
                                                 -------------          -------------          -------------

            Total expenses                           3,169,551              4,564,871              5,028,089
                                                 -------------          -------------          -------------

INCOME FROM INVESTMENT (Note 6)                      2,032,587                      -                      -
                                                 -------------          -------------          -------------

NET INCOME (LOSS)                                   $3,699,252            $ 6,743,703            $(4,969,650)
                                                 =============          =============          =============
NET INCOME (LOSS) PER UNIT:
    Weighted average number of Units
      outstanding (Note 4)                             181,635                238,599                330,325
                                                 =============          =============          =============
    Net income (loss) per weighted average
      General Partner and Limited Partner Unit   $       20.37          $       28.26          $      (15.04)
                                                 =============          =============          =============

See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------


                                         Units of
                                        Partnership                Limited                 General
                                         Interest                 Partners                 Partner                     Total
                                         --------                 --------                 -------                     -----
PARTNERS' CAPITAL
  DECEMBER 31, 1993                       371,769                $58,754,637                $709,858                  $59,464,495

Redemptions                               (88,521)               (13,280,713)               (117,587)                 (13,398,300)

Net loss                                        -                 (4,909,265)                (60,385)                  (4,969,650)
                                        ---------               ------------               ---------                 ------------

PARTNERS' CAPITAL
  DECEMBER 31, 1994                       283,248                 40,564,659                 531,886                   41,096,545

Redemptions                               (82,788)               (12,963,852)               (192,349)                 (13,156,201)

Net income                                      -                  6,647,877                  95,826                    6,743,703
                                        ---------               ------------               ---------                 ------------

PARTNERS' CAPITAL
  DECEMBER 31, 1995                       200,460                 34,248,684                 435,363                   34,684,047

Redemptions                               (36,171)                (6,434,267)                      -                   (6,434,267)

Net income                                      -                  3,644,943                  54,309                    3,699,252
                                        ---------               ------------               ---------                 ------------

PARTNERS' CAPITAL
  DECEMBER 31, 1996                       164,289                $31,459,360                $489,672                  $31,949,032
                                        =========               ============               =========                 ============

See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization
      ------------

      The S.E.C.T.O.R. Strategy Fund/SM/ L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on April 30, 1990 and commenced trading activities on July 16, 1990. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and Merrill Lynch Futures Inc. ("MLF"), also a Merrill Lynch affiliate, is its commodity broker. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

       MLIP selects independent advisors (the "Advisors" or the "Trading Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's trading assets among existing, replacement and additional Advisors.

       MLIP also determines what percentage of the Partnership's total capital to allocate to trading from time to time, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure by allocating 100% (or more) of the Partnership's assets to trading against the necessity of preventing Merrill Lynch from ever being required to make any payments to the Partnership under the Merrill Lynch guarantee (see Note 5).

       Estimates
       ---------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Revenue Recognition
       -------------------

       Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Operations. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

       Operating Expenses
       ------------------

       MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership as reimbursement for the foregoing expenses.

       Income Taxes
       ------------

       No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

       Distributions
       -------------

       The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1996.

       Redemptions
       -----------

       A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

       Dissolution of the Partnership
       ------------------------------

       The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.    RELATED PARTY TRANSACTIONS

       The Partnership's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Partnership receives all interest paid on such Treasury bills. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

       Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

       The Partnership paid brokerage commissions to MLF a flat rate monthly brokerage fee equal to .75 of 1% (a 9% annual rate) of the Partnership's month-end assets allocated to trading. Effective January 1, 1996, the percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets allocated to trading and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

       The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1996, 1995 and 1994 was approximately $118, $86 and $18, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

       MLF pays the Trading Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

       The Partnership trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB") for all of the Partnership's currency trades. All counterparties other than MLIP are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures-contract equivalent face amount of a foreign currency on each transaction. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

       The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Partnership is not required to margin or otherwise guarantee its F/X Desk trading.

       Certain of the Partnership's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading, the Partnership acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

       The Partnership's F/X Desk service fee and EFP differential costs have, to date, totaled no more than .25 of 1% of the Partnership's average month-end Net Assets.

3.     AGREEMENTS

       The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved for the General Partner.

       In the case of the Trading LLC, as defined in Note 6, the Trading LLC entered the Advisory Agreements with the Advisor.

       Profit shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, as of the end of each calendar quarter are paid to each of the Advisors. Profit shares are also paid out in respect of Units redeemed as of the end of interim months during a calendar quarter, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4.     WEIGHTED AVERAGE UNITS

       The weighted average number of Units outstanding was computed for purposes of disclosing net income or loss per weighted average Unit. The weighted average number of Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding, as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during such period.

5.     MERRILL LYNCH & CO., INC. GUARANTEE

       Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets as of the Principal Assurance Date, as defined, that the Net Asset Value per Unit as of such Principal Assurance Date will equal, after adjustment for all liabilities to third parties, not less than $133.80.

6.     INVESTMENT

       The Partnership places assets under the management of certain of the Advisors not through opening managed accounts with them but rather through investing in a private limited liability company ("Trading LLC") sponsored by MLIP. The only members of the Trading LLC are commodity pools sponsored by MLIP. The Trading LLC trades under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through investing in a Trading LLC rather than a managed account has no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

       The investment is reflected in the financial statements at fair value based upon the Partnership's interest in the Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLC. The resulting difference between cost and fair value is reflected on the Statement of Operations as income or loss from investments.

       At December 31, 1996 the Partnership had an investment in the ML JWH Financial and Metals Portfolio L.L.C.

      Total revenues and fees with respect to such investment is set forth as follows:


                 Total                  Brokerage              Administrative               Profit                Income from
               Revenues                Commissions                  Fees                    Shares                 Investment
        ------------------------  -----------------------  -----------------------  ------------------------  ---------------------
              $2,622,561                 $244,376                  $6,982                  $338,616                $2,032,587

7.      FAIR VALUE AND OFF-BALANCE SHEET RISK

       The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's trading results by reporting category were as follows:


                                                           Total Trading Results
                                                           ---------------------

                                                 1996                             1995
                                         ----------------------           ----------------------
        Interest Rates and
          Stock Indices                            $   42,816                       $5,101,222
        Commodities                                   693,244                          809,839
        Currencies                                  1,306,971                        4,360,203
        Energy                                      1,265,776                          (53,028)
        Metals                                        163,083                         (864,284)
                                         ----------------------           ----------------------

                                                   $3,471,890                       $9,353,952
                                         ======================           ======================

       Market Risk
       -----------

       Derivative instruments involve varying degrees of off-balance sheet market risk , and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit
       (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

       The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, adjusting the percentage of the Partnership's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner will not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid overconcentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of

       Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

       One important aspect of the General Partner's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, the General Partner can directly affect the market exposure of the Partnership. Leverage control is the principal means by which the General Partner hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit will equal no less than $100 as of the Principal Assurance Date. Deleveraged trading involves significant opportunity costs, but is effective in controlling the risk of loss.

       Fair Value
       ----------

       The derivative instruments used in the Partnership's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit
       (loss) reflected in trading revenues in the Statements of Operations.

       The contract/notional values of open contracts as of December 31, 1996 and 1995 were as follows:


                                                 1996                                           1995
                              -----------------------------------------      -----------------------------------------

                                Commitment to          Commitment to          Commitment to           Commitment to
                               Purchase (Futures,      Sell (Futures,        Purchase (Futures,       Sell (Futures,
                               Options & Forwards)   Options & Forwards)     Options & Forwards)    Options & Forwards)
                              -------------------    ------------------      ------------------    -------------------
        Interest Rates
          and Stock
          Indices                    $42,735,419           $ 6,385,831            $159,971,759             $ 6,823,540
        Commodities                      904,420             3,430,113              11,552,579                 922,979
        Currencies                    19,592,956            23,538,327              14,228,028              37,399,355
        Energy                         3,032,640               -                     2,132,766               7,133,421
        Metals                         1,911,070             4,170,523               5,062,196               8,370,684
                              -------------------    ------------------      ------------------    --------------------

                                     $68,176,505           $37,524,794            $192,947,328             $60,649,979
                              ===================    ==================      ==================    ====================

       Substantially all of the Partnership's derivative financial instruments outstanding at December 31, 1996 expire within one year.

       The contract/notional value of Partnership's open exchange traded and non-exchange traded open derivative instrument positions as of December 31, 1996 and 1995 were as follows:


                                                 1996                                                1995
                          -------------------------------------------------     -----------------------------------------------

                               Commitment to           Commitment to               Commitment to                Commitment to
                             Purchase (Futures,     Sell (Futures, Options       Purchase (Futures,       Sell (Futures, Options
                            Options & Forwards)          & Forwards)             Options & Forwards)              & Forwards)
                          -----------------------   -----------------------    ----------------------    ----------------------
         Exchange-
           Traded                     $52,198,423               $15,604,964              $175,191,914                $26,840,562
         Non-Exchange
           Traded                      15,978,082                21,919,830                17,755,414                 33,809,417
                          -----------------------   -----------------------    ----------------------     ----------------------

                                      $68,176,505               $37,524,794              $192,947,328                $60,649,979
                          =======================   =======================    ======================     ======================

       The average fair value of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1996 and 1995 were as follows:


                                                1996                                                 1995
                          -------------------------------------------------     -----------------------------------------------

                               Commitment to           Commitment to                Commitment to              Commitment to
                             Purchase (Futures,     Sell (Futures, Options        Purchase (Futures,      Sell (Futures, Options
                            Options & Forwards)          & Forwards)             Options & Forwards)            & Forwards)
                          -----------------------   -----------------------    ----------------------    ----------------------
          Interest Rates
            and Stock
            Indices                  $ 71,153,009              $ 40,875,010              $110,354,738               $12,248,672
          Commodities                   7,364,336                 2,460,805                12,185,481                 2,455,052
          Currencies                   43,682,609                47,984,354                65,653,991                67,746,615
          Energy                        2,998,134                 1,830,883                 4,522,825                 3,331,428
          Metals                        4,032,918                 8,151,036                 7,184,139                13,570,221
                          -----------------------   -----------------------    ----------------------    ----------------------

                                     $129,231,006              $101,302,088              $199,901,174               $99,351,988
                          =======================   =======================    ======================    ======================

       A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

       Credit Risk
       -----------

       The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

       The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets is MLF.

       At December 31, 1996 and 1995, $15,919,987 and $21,422,384 of the
       Partnership's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

       The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1996 and 1995 were as follows:


                                                           1996                                              1995
                                      ---------------------------------------------       ------------------------------------------


                                      Gross Unrealized      Net Unrealized Profit      Gross Unrealized     Net Unrealized Profit
                                           Profit                   (Loss)                  Profit                 (Loss)
                                    -------------------     ---------------------     ------------------    ---------------------
       Exchange Traded                        $621,352                   $481,708            $1,733,452               $1,035,168
       Non-Exchange
         Traded                                361,146                    116,450               259,593                 (152,786)
                                    -------------------     ---------------------     ------------------    ---------------------

                                              $982,498                   $598,158            $1,993,045               $  882,382
                                    ===================     =====================     ==================    =====================

       The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

       The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               James M. Bernard
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                    The S.E.C.T.O.R. Strategy Fund(SM) L.P.