Form 10-K405, Exhibit 13
period 1997-12-31
SECTOR STRATEGY FUND L P
filed 1998-03-30
CIK 862525

                                                                   EXHIBIT 13.01

                    THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.
                    (A Delaware Limited Partnership)



                    Financial Statements for the years ended
                    December 31, 1997, 1996 and 1995
                    and Independent Auditors' Report

To:  The Limited Partners of THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.

The S.E.C.T.O.R. Strategy Fund(SM) L.P. (the "Fund" or "Partnership") ended its eighth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $194.53, representing an increase of 0.03% from the December 31, 1996 NAV per Unit of $194.47. During 1997, trading profits were generated in the currency, interest rate, metals and stock index markets while losses were incurred in energy and agriculture trading. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 6 to the financial statements)).

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together representing about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.



                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.
(A Delaware Limited Partnership)
--------------------------------

TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                           Page
                                                                           ----

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995:

  Statements of Financial Condition                                           2

  Statements of Operations                                                    3

  Statements of Changes in Partners' Capital                                  4

  Notes to Financial Statements                                            5-13

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The S.E.C.T.O.R. Strategy Fund(SM) L.P.:

We have audited the accompanying statements of financial condition of The S.E.C.T.O.R. Strategy Fund(SM) L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these financial statements present fairly, in all material respects, the financial position of The S.E.C.T.O.R. Strategy Fund(SM) L.P. as of December 31, 1997 and 1996, and the results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.
(A Delaware Limited Partnership)
 -----------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


ASSETS                                                                     1997                       1996
                                                                    ----------------           ----------------
Accrued interest (Note 2)                                                  $ 88,083                   $ 89,553
Equity in commodity futures trading accounts:
    Cash and option premiums                                             19,393,407                 20,280,086
    Net unrealized profit on open contracts                                 703,331                    598,158
Investment (Note 6)                                                       6,996,472                  7,321,993
Receivable from investment (Note 6)                                         162,042                  4,251,647
                                                                    ----------------           ----------------

                TOTAL                                                  $ 27,343,335               $ 32,541,437
                                                                    ================           ================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Redemptions payable                                                    $    532,040               $    229,669
Brokerage commissions payable (Note 2)                                      147,339                    153,046
Administrative fees payable (Note 2)                                          4,210                      4,373
Profit Shares payable (Note 3)                                               83,463                    205,317
                                                                    ----------------           ----------------

            Total liabilities                                               767,052                    592,405
                                                                    ----------------           ----------------

PARTNERS' CAPITAL:
General Partner (2,518 Units and 2,518 Units)                               489,837                    489,672
Limited Partner (134,097 Units and 161,771 Units)                        26,086,446                 31,459,360
                                                                    ----------------           ----------------

            Total partners' capital                                      26,576,283                 31,949,032
                                                                    ----------------           ----------------

                TOTAL                                                  $ 27,343,335               $ 32,541,437
                                                                    ================           ================


NET ASSET VALUE PER UNIT
(Based on 136,615 and 164,289 Units outstanding)                       $     194.53               $     194.47
                                                                    ================           ================

See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.
(A Delaware Limited Partnership)
 -------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                                      1997                  1996                   1995
                                                  --------------       ----------------       ---------------
REVENUES:
    Trading profits (loss):
        Realized                                     $ (100,337)           $ 3,756,114           $10,514,336
        Change in unrealized                            105,173               (284,224)           (1,160,384)
                                                  --------------       ----------------       ---------------

            Total trading results                         4,836              3,471,890             9,353,952

    Interest income (Note 2)                          1,118,910              1,364,326             1,954,622
                                                  --------------       ----------------       ---------------

            Total revenues                            1,123,746              4,836,216            11,308,574
                                                  --------------       ----------------       ---------------

EXPENSES:
    Profit Shares (Note 3)                              158,988                457,989             1,084,170
    Administrative fees (Note 2)                         55,331                 75,321                     -
    Brokerage commissions (Note 2)                    1,936,603              2,636,241             3,480,701
                                                  --------------       ----------------       ---------------

            Total expenses                            2,150,922              3,169,551             4,564,871
                                                  --------------       ----------------       ---------------

INCOME FROM INVESTMENT (Note 6)                         968,354              2,032,587                -
                                                  --------------       ----------------       ---------------

NET INCOME (LOSS)                                     $ (58,822)           $ 3,699,252           $ 6,743,703
                                                  ==============       ================       ===============

NET INCOME (LOSS) PER UNIT:
    Weighted average number of Units
      outstanding (Note 4)                              151,089                181,635               238,599
                                                  ==============       ================       ===============

    Net income (loss) per weighted average
      General Partner and Limited Partner Unit          $ (0.39)               $ 20.37               $ 28.26
                                                  ==============       ================       ===============


See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                    Units of
                                   Partnership            Limited           General
                                    Interest              Partners          Partner              Total
                                  --------------       ---------------    ------------       ---------------
PARTNERS' CAPITAL
  DECEMBER 31, 1994                     283,248          $ 40,564,659       $ 531,886          $ 41,096,545

Redemptions                             (82,788)          (12,963,852)       (192,349)          (13,156,201)

Net income                                    -             6,647,877          95,826             6,743,703
                                  --------------       ---------------    ------------       ---------------

PARTNERS' CAPITAL
  DECEMBER 31, 1995                     200,460            34,248,684         435,363            34,684,047

Redemptions                             (36,171)           (6,434,267)              -            (6,434,267)

Net income                                    -             3,644,943          54,309             3,699,252
                                  --------------       ---------------    ------------       ---------------

PARTNERS' CAPITAL
  DECEMBER 31, 1996                     164,289            31,459,360         489,672            31,949,032

Redemptions                             (27,674)           (5,313,927)              -            (5,313,927)

Net income (loss)                             -               (58,987)            165               (58,822)
                                  --------------       ---------------    ------------       ---------------

PARTNERS' CAPITAL
  DECEMBER 31, 1997                     136,615          $ 26,086,446       $ 489,837          $ 26,576,283
                                  ==============       ===============    ============       ===============


See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND(SM) L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   The S.E.C.T.O.R. Strategy Fund(SM) L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on April 30, 1990 and commenced trading activities on July 16, 1990. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership and Merrill Lynch Futures Inc. ("MLF"), also a Merrill Lynch affiliate, is its commodity broker. The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

   Revenue Recognition
   -------------------

   Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Operations. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

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

   Distributions
   -------------

   The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

   Redemptions
   -----------

   A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2010, or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

   Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

   The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $2,891,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

   The Partnership paid brokerage commissions to MLF at a flat monthly rate equal to .75 of 1% (a 9% annual rate) of the Partnership's month-end assets allocated to trading. Effective January 1, 1996, the percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets allocated to trading and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading (this recharacterization had no economic effect on the Partnership). Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995 was approximately $114 , $118 and $86, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

   MLF pays the Trading Advisors annual Consulting Fees ranging up to 4% of the Partnership's month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

   The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

   In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

   The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

3. AGREEMENTS

   The Partnership and the Advisors have each entered into Advisory Agreements. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved by the General Partner.

   In the case of the Trading LLC, as defined in Note 6, the Trading LLC entered into the Advisory Agreements with the Advisor.

   Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year, are paid to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4. WEIGHTED AVERAGE UNITS

   The weighted average number of Units outstanding was computed for purposes of disclosing net income or loss per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding, as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during such period.

5. MERRILL LYNCH & CO., INC. GUARANTEE

   Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets as of the Principal Assurance Date, that the Net Asset Value per Unit as of such Principal Assurance Date will equal, after adjustment for all liabilities to third parties, not less than the minimum assured Net Asset Value per Unit. Effective October 1, 1997, the Partnership restarted its trading program for an additional Time Horizon, as defined, of two years' duration, with a new Principal Assurance Date of September 30, 1999 and a minimum assured Net Asset Value per Unit of $150.06.

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

   At December 31, 1997 and 1996, the Partnership had an investment in the ML JWH Financial and Metals Portfolio L.L.C. ("JWH LLC") of $6,996,472 and $7,321,993 , respectively.

   Total revenues and fees with respect to such investment are set forth as follows:


   For the year ended          Total         Brokerage         Administrative       Profit          Income from
   December 31, 1997          Revenues      Commissions            Fees             Shares          Investment
                            $ 1,710,140     $     614,361      $      17,552      $    109,873      $     968,354
                           =============    ==============     ==============     ============     ==============

   For the year ended          Total          Brokerage       Administrative         Profit           Income from
   December 31, 1996         Revenues        Commissions         Fees               Shares             Investment

                            $ 2,622,561      $    244,376      $        6,982     $    338,616     $   2,032,587
                           =============    ==============     ==============     ============     ==============


Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of income for the periods ended December 31, 1997 and 1996 for JWH LLC are set forth as follows:


                                         1997                 1996
                                 -----------------    ------------------

Assets                               $ 62,481,438          $ 80,825,364
                                 =================    ==================

Liabilities                           $ 1,122,533          $ 19,848,210
Members' Capital                       61,358,905            60,977,154
                                 -----------------    ------------------

Total                                $ 62,481,438          $ 80,825,364
                                 =================    ==================

Revenues                             $ 15,279,401          $ 19,365,949

Expenses                                6,714,041             4,426,261
                                 -----------------    ------------------

Net Income                            $ 8,565,360          $ 14,939,688
                                 =================    ==================

7. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                        Total Trading Results
                        ------------------------------------------------------
                             1997                1996               1995
                        ----------------    ---------------    ---------------
   Interest Rates and
     Stock Indices            $ (30,260)          $ 42,816        $ 5,101,222
   Commodities                 (265,231)           693,244            809,839
   Currencies                 1,301,214          1,306,971          4,360,203
   Energy                      (950,072)         1,265,776            (53,028)
   Metals                       (50,815)           163,083           (864,284)
                        ----------------    ---------------    ---------------

                                $ 4,836        $ 3,471,890        $ 9,353,952
                        ================    ===============    ===============

   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

   The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, adjusting the percentage of the Partnership's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although the General Partner does adjust the percentage of the Partnership's total assets allocated to trading), the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

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

   Fair Value
   ----------

   The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Operations.

   The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                              1997                                                1996
                           --------------------------------------------     ------------------------------------------------
                            Commitment to           Commitment to               Commitment to             Commitment to
                           Purchase (Futures,      Sell (Futures,            Purchase (Futures,           Sell (Futures,
                           Options & Forwards)   Options & Forwards)           Options & Forwards)      Options & Forwards)
                           --------------------------------------------     ----------------------------------------------------
Interest Rates
& Stock  Indices              $ 82,771,267                $ 65,284,299               $ 42,735,419               $ 6,385,831
Commodities                        745,270                   8,158,197                    904,420                 3,430,113
Currencies                      17,541,232                  36,204,865                 19,592,956                23,538,327
Energy                             772,649                   4,558,618                  3,032,640                         -
Metals                           1,466,026                   8,489,672                  1,911,070                 4,170,523
                           ----------------    ------------------------     ----------------------     ---------------------
                             $ 103,296,444               $ 122,695,651               $ 68,176,505              $ 37,524,794
                           ================    ========================     ======================     =====================

   Substantially all of the Partnership's derivative financial instruments outstanding at December 31, 1997 expire within one year.

   The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                                 1997                                                 1996
                             -----------------------------------------------     -------------------------------------------------
                                 Commitment to            Commitment to               Commitment to              Commitment to
                              Purchase (Futures,          Sell (Futures,           Purchase (Futures,           Sell (Futures,
                                Options & Forwards)       Options & Forwards)      Options & Forwards)        Options & Forwards)
                             -----------------------   ------------------------  -----------------------     --------------------
    Exchange-                         $ 89,274,821            $ 100,878,257                 $ 52,198,423             $ 15,604,964
    Traded
    Non-Exchange-                       14,021,623               21,817,394                   15,978,082               21,919,830
    Traded
                             ----------------------    ---------------------     ------------------------     --------------------
                                     $ 103,296,444            $ 122,695,651                 $ 68,176,505             $ 37,524,794
                            ======================    =====================     ========================     ====================


   The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:


                                            1997                                               1996
                        ----------------------------------------------      --------------------------------------------
                            Commitment to           Commitment to              Commitment to          Commitment to
                          Purchase (Futures,       Sell (Futures,           Purchase (Futures,       Sell (Futures,
                         Options & Forwards)       Options & Forwards)       Options & Forwards)     Options & Forwards)
                        --------------------     ---------------------      --------------------------------------------
Interest Rates
  and Stock  Indices       $ 77,150,089             $ 37,849,496              $ 71,153,009              $ 40,875,010
Commodities                   3,925,015                3,897,478                 7,364,336                 2,460,805
Currencies                   18,669,147               28,646,929                43,682,609                47,984,354
Energy                        3,139,779                2,312,458                 2,998,134                 1,830,883
Metals                        5,072,385                7,398,721                 4,032,918                 8,151,036
                       -----------------        -----------------          ----------------         -----------------

                          $ 107,956,415             $ 80,105,082             $ 129,231,006             $ 101,302,088
                       =================        =================          ================         =================

   A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and to sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

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

   The gross unrealized profit and net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                             1997                                  1996
                             ---------------------------------     ---------------------------------

                              Gross Unrealized    Net Unrealized    Gross Unrealized  Net Unrealized
                                   Profit         Profit (Loss)          Profit          Profit
                             -----------------------------------------------------------------------
Exchange-Traded                $ 1,076,647          $ 709,701          $ 621,352          $ 481,708
Non-Exchange-Traded                362,223             (6,370)           361,146            116,450
                             --------------     --------------     --------------     --------------

                               $ 1,438,870          $ 703,331          $ 982,498          $ 598,158
                             ==============     ==============     ==============     ==============

   The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                              /s/  Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                    The S.E.C.T.O.R. Strategy Fund(SM) L.P.

                            ML SJO PROSPECT L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)


                   Financial Statements for the Period from
                 January 2, 1997 (Commencement of Operations)
             to December 31, 1997 and Independent Auditors' Report

ML Sjo Prospect L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                          Page

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS FOR THE PERIOD FROM
  January 2, 1997 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1997:

  Statement of Financial Condition                                          2

  Statement of Income                                                       3

  Statement of Changes in Members' Capital                                  4

  Notes to Financial Statements                                          5-10

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Members of
ML Sjo Prospect L.L.C.:

We have audited the accompanying statement of financial condition of ML Sjo Prospect L.L.C. (a Delaware limited liability company; the "Company") as of December 31, 1997, and the related statements of income and changes in members' capital for the period from January 2, 1997 (commencement of operations) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Sjo Prospect L.L.C. as of December 31, 1997, and the results of its operations for the period from January 2, 1997 (commencement of operations) to December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ASSETS

Accrued interest (Note 2)                                 $           93,192
Equity in commodity futures trading accounts:
  Cash and option premiums                                        20,891,450
  Net unrealized profit on open contracts                            255,565
                                                          ------------------

        TOTAL                                             $       21,240,207
                                                          ==================

LIABILITIES AND VOTING MEMBERS' CAPITAL



LIABILITIES:
  Withdrawals payable                                    $         1,716,855
  Brokerage commissions payable (Note 2)                             154,735
  Profit Shares payable (Note 3)                                     182,607
  Administrative fees payable (Note 2)                                 4,420
                                                         -------------------

        Total liabilities                                          2,058,617


VOTING MEMBERS' CAPITAL                                           19,181,590

        Total Voting Members' capital                             19,181,590
                                                        --------------------

                TOTAL                                   $         21,240,207
                                                        ====================


See notes to financial statements.

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)

STATEMENT OF INCOME
FOR THE PERIOD FROM JANUARY 2, 1997
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1997
--------------------------------------------------------------------------------


REVENUES:

Trading profit:
  Realized                              $      2,563,871
  Unrealized                                     255,565
                                        ----------------

       Total trading results                   2,819,436

Interest income (Note 2)                       1,083,832
                                        ----------------

       Total revenues                          3,903,268
                                        ----------------

EXPENSES:
  Brokerage commissions (Note 2)               1,874,826
  Profit Shares (Note 3)                         216,149
  Administrative fees (Note 2)                    53,103
                                        ----------------


       Total expenses                          2,144,078
                                        ----------------

NET INCOME                             $       1,759,190
                                       =================

See notes to financial statements.

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)


STATEMENT OF CHANGES IN MEMBERS' CAPITAL
FOR THE PERIOD FROM JANUARY 2, 1997
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1997
--------------------------------------------------------------------------------


                                                      Non-Voting
                                     Voting Members     Members      Total
                                     --------------  ----------- ------------

Initial Contributions                $ 19,005,590   $ 2,036,797  $ 21,042,387

Contributions                           4,053,526             -     4,053,526

Withdrawals                            (5,495,743)   (2,177,770)   (7,673,513)

Net Income                              1,618,217       140,973     1,759,190
                                    -------------   -----------  ------------

MEMBERS' CAPITAL,
  DECEMBER 31, 199                     19,181,590            -     19,181,590
                                    =============  ===========  =============


See notes to financial statements.

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 2, 1997
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------

     ML Sjo Prospect L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on December 19, 1996 and commenced trading activities on January 2, 1997. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of MLIP, is its commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Membership Interests and Voting Membership Interests ("Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which are held by non-United States companies, do not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company, such management being vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members, acting as Members without any "manager," mutually control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to Sjo, Inc. (the "Advisor" or "Sjo") and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts.

     Estimates
     ---------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition
     -------------------

     Commodity futures, options on futures, and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statement of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statement of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

     Organizational Costs
     --------------------

     MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

     Income Taxes
     ------------

     No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes. Non-Voting Members are not subject to U.S. tax.

     Distributions
     -------------

     No distribution (except upon withdrawals) had been made by the Company to any Member as of December 31, 1997.

     Withdrawals
     -----------

     A Member may withdraw some or all of such Member's Capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

     Dissolution of the Company
     --------------------------

     The Company will terminate on December 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement. Were the Advisor to cease to manage the Company's account, the Company would dissolve.

2.   RELATED PARTY TRANSACTIONS

     The Company's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Company receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

     Merrill Lynch credits the Company with interest on the Company's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

     Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, profit shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the period from January 2, 1997 to December 31, 1997, such rates ranged from .729 of 1% (an 8.75% annual rate) to .831 of 1% (a 9.75% annual rate) of each Member's month-end assets invested in the Company. As of December 31, 1997, the rate is .729 of 1% ( an 8.75% annual rate) of the Member's month-end assets invested in the Company. As of

     December 31, 1997, the rate is .729 of 1% (an 8.75% annual rate) of the Member's month-end assets invested in the Company.

     The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member's month-end assets invested in the Company. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

     MLF pays the Advisor an annual consulting fee of 1% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions.

     The Company trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Company access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

     In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Company acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor, to date, has made little use of EFPs.

     The Company's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Company's average month-end assets.

3.   ADVISORY AGREEMENT

     The Company and the Advisor have entered into an Advisory Agreement. This Advisory Agreement terminated one year after it is entered into, and has been renewed until 12/31/98 subject to certain additional renewal rights exercisable by the Company. The Advisor determines the commodity futures and forward contract trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

     The Company pays to Sjo an annual Profit Share equal to 15% of any New Trading Profit, as defined, attributable to each Member's capital account in the Company. Profit Shares, which are calculated separately in respect of each Member's capital account, are determined as of the end of each calendar year and are also be paid to Sjo upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Company trades futures, options on futures and forward contracts on interest rates, stock indices, commodities, currencies, energy and metals. The Company's trading results by reporting category were as follows:


                          Total Trading Results
                          ---------------------

     Interest Rates        $          1,608,016
     Stock Indices                     (111,089)
     Commodities                      1,258,342
     Currencies                         450,478
     Energy                            (516,170)
     Metals                             129,859
                           --------------------
                           $          2,819,436
                           ====================

     Market Risk

     Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit (loss) on such derivative instruments as reflected in the Statement of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

     MLIP, which monitors the trading of the Company in MLIP's capacity as the General Partner of the Voting Members and Sponsor of the Non-Voting Members, has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective Capital Accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that Sjo has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring Sjo with the market risk controls being applied by Sjo.

     Fair Value

     The derivative instruments used in the Company's trading activities are marked to market daily with the resulting unrealized profit recorded in the Statement of Financial Condition and the related profit reflected in trading revenues in the Statement of Income.

     The contract/notional values of open contracts, all of which were exchange traded, as of December 31, 1997 were as follows:


                ------------------   ------------------
                  Commitment to         Commitment to
                Purchase (Futures,      Sell (Futures,
                Options & Forwards)  Options & Forwards)
                -------------------  -------------------
Interest Rates   $      259,399,745    $      30,326,212
                ===================  ===================

     Substantially all of the Company's derivative instruments outstanding as of December 31, 1997, expire within one year.

     The average fair values, based on contract/notional values, of the Company's derivative instrument positions which were open as of the end of each calendar month during the period January 2, 1997 through December 31, 1997 were as follows:

                ----------------------------------------
                  Commitment to         Commitment to
                Purchase (Futures,      Sell (Futures,
                Options & Forwards)  Options & Forwards)
                -------------------  -------------------

Interest Rates      $ 194,525,907       $  93,881,198
Stock Indices          10,338,576          16,608,547
Commodities             7,268,084           5,885,636
Currencies             16,122,843          19,305,449
Energy                  1,618,935           2,010,335
Metals                  5,914,036           5,393,765
                    -------------       -------------

                    $ 235,788,381       $ 143,014,930
                    =============       =============

     A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

     Credit Risk

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

     The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statement of Financial Condition.

     The Company also has credit risk because the sole counterparty or broker with respect to most of the Company's assets is MLF.


     The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1997 were as follows:


                         ------------------------------
                           Gross
                         Unrealized      Net Unrealized
                           Profit            Profit
                         ----------       -------------

     Exchange-Traded     $  311,890       $   255,565
                         ==========       ===========

     The Company controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

     The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, these receivables and payables are offset and reported as a net receivable or payable.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                          /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                          Commodity Pool Operator of
                            ML Sjo Prospect L.L.C.

                       ML CHESAPEAKE DIVERSIFIED L.L.C.
                    (A DELAWARE LIMITED LIABILITY COMPANY)

                    Financial Statements for the year ended
                     December 31, 1997 and  for the period
              from November 1, 1996 (Commencement of Operations)
             to December 31, 1996 and Independent Auditors' Report

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware limited Liability Company)



TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                        Page
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                              1

FINANCIAL STATEMENTS FOR THE YEAR END
  DECEMBER 31, 1997 AND FOR THE PERIOD FROM
  NOVEMBER 1, 1996 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1996:

  Statements of Financial Condition                                       2

  Statements of Income                                                    3

  Statements of Changes in Members' Capital                               4

  Notes to Financial Statements                                        5-11

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Members of ML Chesapeake Diversified L.L.C.:

We have audited the accompanying statements of financial condition of ML Chesapeake Diversified L.L.C. (a Delaware limited liability company; the "Company") as of December 31, 1997 and 1996, and the related statements of income and changes in members' capital for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Chesapeake Diversified L.L.C. as of December 31, 1997 and 1996, and the results of its operations for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------
ASSETS                                             1997          1996
                                                -----------   -----------


Accrued interest (Note 2)                       $    71,406   $    85,553
Equity in commodity futures trading accounts:
    Cash and option premiums                     15,538,921    20,820,370
    Net unrealized profit on open contracts       1,584,855       367,645

                                                -----------   -----------

                TOTAL                           $17,195,182   $21,273,568
                                                ===========   ===========

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Withdrawals payable                         $   265,782   $   309,446
    Brokerage commissions payable (Note 2)          126,690       172,379
    Profit Shares payable (Note 3)                  308,627        93,034
    Administrative fees payable (Note 2)              3,582         4,430
                                                -----------   -----------

            Total liabilities                       704,681       579,289
                                                -----------   -----------

MEMBERS' CAPITAL:

    Voting Members                               15,913,598    17,307,782
    Non-Voting Members                              576,903     3,386,497
                                                -----------   -----------

            Total Members' capital               16,490,501    20,694,279
                                                -----------   -----------

                TOTAL                           $17,195,182   $21,273,568
                                                ===========   ===========


See notes to financial statements.

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM NOVEMBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------
REVENUES:                               1997         1996
                                     ----------   ----------
Trading profit:

    Realized                         $1,335,899   $   70,795
    Change in unrealized              1,217,210      367,645
                                     ----------   ----------

        Total trading results         2,553,109      438,440

Interest income (Note 2)                927,382      170,154
                                     ----------   ----------

        Total revenues                3,480,491      608,594
                                     ----------   ----------

EXPENSES:

    Brokerage commissions (Note 2)    1,646,907      359,828
    Profit Shares (Note 3)              361,608       13,873
    Administrative fees (Note 2)         46,611        9,248
                                     ----------   ----------

        Total expenses                2,055,126      382,949
                                     ----------   ----------

NET INCOME                           $1,425,365   $  225,645
                                     ==========   ==========


See notes to financial statements.

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware Limited Liability Company)


STATEMENT OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM NOVEMBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------


                                               Non-Voting
                            Voting Members      Members         Total
                            --------------    ------------    -----------

Initial Contributions        $ 17,859,707    $  3,403,696    $ 21,263,403

Withdrawals                      (743,910)        (50,859)       (794,769)

Net Income                        191,985          33,660         225,645
                             ------------    ------------    ------------

MEMBERS' CAPITAL,

  DECEMBER 31, 1996            17,307,782       3,386,497      20,694,279

Withdrawals                    (4,049,775)     (3,153,590)     (7,203,365)

Contributions                   1,386,748         187,474       1,574,222

Net Income                      1,268,843         156,522       1,425,365
                             ------------    ------------    ------------

MEMBERS' CAPITAL,

  DECEMBER 31, 1997          $ 15,913,598    $    576,903    $ 16,490,501
                             ============    ============    ============

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM NOVEMBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization
       ------------

       ML Chesapeake Diversified L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on October 23, 1996 and commenced trading activities on November 1, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of MLIP, is its commodity broker. The Company has authorized two classes of Membership Interests:
       Non-Voting Interests and Voting Interests ("Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which are held by non-United States companies, do not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company, such management being vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members, acting as Members without any "manager," control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to Chesapeake Capital Corporation (the "Advisor" or "Chesapeake") and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored by MLIP, share in the trading profit and interest income of the Company in proportion to their respective capital accounts.

       Estimates
       ---------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Revenue Recognition
       -------------------

       Commodity futures, options on futures, and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

       Organizational Costs
       --------------------

       MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

       Income Taxes
       ------------

       No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes. Non-Voting Members are not subject to U.S. tax.

       Distributions
       -------------

       No distribution (except upon withdrawals) had been made by the Company to any Member as of December 31, 1997.

       Withdrawals
       -----------

       A Member may withdraw some or all of such Member's Capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

       Dissolution of the Company
       --------------------------

       The Company will terminate on November 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement. Were the Advisor to cease to manage the Company's account, the Company would dissolve.

2.     RELATED PARTY TRANSACTIONS

       The Company's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Company receives interest from Merrill Lynch at the prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Company, from possession of such cash.

       Merrill Lynch credits the Company with interest on the Company's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

       Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, profit shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the year ended December 31, 1997 and the period ended December 31, 1996, such rates ranged from .729 of 1% (an 8.75% annual rate) to .831 of 1% (a 9.75% annual rate) of the Members' month-end assets invested in the Company. As of December 31, 1997, the rate is .729 of 1% (an 8.75 annual rate) of each Members' month-end assets invested in the Company.

       The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member's month-end assets invested in the Company. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

       MLF pays the Advisor an annual consulting fee of 2% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions. Beginning January 1, 1997 the consulting fees paid by MLF to the Advisor will be reduced to 1% per annum.

       The Company trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Company access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

       In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Company acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor, to date, has made little use of EFPs.

       The Company's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Company's average month-end assets.

3.     ADVISORY AGREEMENT

       The Company and the Advisor have entered into an Advisory Agreement. This Advisory Agreement terminated 12/31/97 and has been renewed until 12/31/98, subject to certain additionalrenewal rights exercisable by the Company. The Advisor determines the commodity futures and forward contact trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

       The Company pays to Chesapeake a quarterly Profit Share equal to 20% of any New Trading Profit, as defined, attributable to each Members' Capital Account in the Company. Profit Shares, which are calculated separately in respect of each Members' Capital Account, are determined as of the end of each calendar quarter and are also paid to Chesapeake upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses. Beginning January 1, 1997, Profit Shares are determined as of the end of each calendar year.

4.     FAIR VALUE AND OFF-BALANCE SHEET RISK

       The Company trades futures, options on futures and forward contracts on interest rates, stock indices, commodities, currencies, energy and metals. The Company's trading results by reporting category were as follows:

                                         Total Trading Results

                              --------------------------------------------
                                     1997                      1996
                              -------------------        -----------------
       Interest Rates                  $ 763,346                $ 503,034
       Stock Indices                     666,880                  (91,628)
       Commodities                       542,777                 (388,130)
       Currencies                        671,508                  422,927
       Energy                         (1,082,330)                 (49,487)
       Metals                            990,928                   41,724
                              -------------------        -----------------
                                     $ 2,553,109                $ 438,440
                              ===================        =================



       Market Risk

       Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

       MLIP, which monitors the trading of the Company in its capacity as the General Partner of the Voting Members and Sponsor of the Non-Voting Members, has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that Chesapeake has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring Chesapeake with the market risk controls being applied by Chesapeake.

       Fair Value

       The derivative instruments traded by the Company's trading activities are marked to market daily with the resulting unrealized profit recorded in the Statements of Financial Condition and the related profit reflected in trading revenues in the Statements of Income.

       The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                         1997                                         1996
                  ------------------------------------------------ ------------------------------------------
                       Commitment to             Commitment to         Commitment to        Commitment to
                    Purchase (Futures,          Sell (Futures,       Purchase (Futures,     Sell (Futures,
                    Options & Forwards)       Options & Forwards)   Options & Forwards)  Options & Forwards)
                  ------------------------ ----------------------- --------------------- ---------------------
Interest Rates         $58,695,056                $18,009,766           $52,091,155           $ 3,639,167
Stock Indices            1,272,700                  1,184,672             1,116,750                  --
Commodities              4,584,639                  7,520,083             2,140,808             1,671,435
Currencies              12,424,390                 58,556,714            14,774,503            18,879,380
Energy                        --                    1,978,682             2,837,910                  --
Metals                   4,971,476                 10,357,200             3,124,044             8,869,414
                       -----------                -----------           -----------           -----------
                       $81,948,261                $97,607,117           $76,085,170           $33,059,396
                       ===========                ===========           ===========           ===========

       Substantially all of the Company's derivative instruments outstanding as of December 31, 1997, expire within one year.

       The contract/notional values of the Company's exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:


                                        1997                                     1996
                      ----------------------------------------  -----------------------------------------
                         Commitment to        Commitment to        Commitment to         Commitment to
                      Purchase (Futures,      Sell (Futures,    Purchase (Futures,      Sell (Futures,
                      Options & Forwards)  Options & Forwards)  Options & Forwards)   Options & Forwards)
                      -------------------  -------------------  -------------------   -------------------
Exchange Traded          $73,789,832           $71,082,507          $72,969,376            $29,943,602
Non-Exchange-Traded        8,158,429            26,524,610            3,115,794              3,115,794
                         -----------           -----------          -----------            -----------

                         $81,948,261           $97,607,117          $76,085,170            $33,059,396
                         ===========           ===========          ===========            ===========

       The average fair values, based on contract/notional values, of the Company's derivative instruments positions which were open as of the end of each calendar month during the year ended December 31, 1997 and for the period November 1, 1996 through December 31, 1996 were as follows:

                                             1997                                           1996
                     ----------------------------------------------   ---------------------------------------------
                         Commitment to           Commitment to            Commitment to          Commitment to
                       Purchase (Futures,        Sell (Futures,        Purchase (Futures,        Sell (Futures,
                      Options & Forwards)     Options & Forwards)      Options & Forwards)    Options & Forwards)
                     -----------------------  ---------------------   ----------------------  ---------------------
Interest Rates           $ 66,490,915             $ 33,591,146             $ 81,895,426           $ 17,084,098
Stock Indices               6,987,284                1,450,982                5,451,762                      -
Commodities                 7,427,509                3,331,339                1,496,098              2,820,670
Currencies                 13,883,403               42,553,986               23,055,460             15,515,002
Energy                      1,655,737                1,203,131                2,742,238                      -
Metals                      6,500,099                7,542,869                2,796,187              7,747,807
                        --------------            -------------           --------------          -------------
                        $ 102,944,947             $ 89,673,453            $ 117,437,171           $ 43,167,577
                        ==============            =============           ==============          =============

       A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

       Credit Risk

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

       The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statements of Financial Condition.

       The Company also has credit risk because the sole counterparty or broker with respect to most of the Company's assets is MLF.

       The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                1997                     1996
                      -----------------------   --------------------------
                         Gross         Net        Gross          Net
                      Unrealized   Unrealized   Unrealized    Unrealized
                         Profit      Profit       Profit     Profit (Loss)
                      ----------   ----------   ----------   -------------

Exchange Traded       $1,275,702   $1,079,882   $  816,841   $  385,170
Non-Exchange-Traded      669,503      504,973       89,849      (17,525)
                      ----------   ----------   ----------   ----------

                      $1,945,205   $1,584,855   $  906,690   $  367,645
                      ==========   ==========   ==========   ==========


       The Company controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

       The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                            /s/ Michael A. Karmelin

                              Michael A Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                          Commodity Pool Operator of
                       ML Chesapeake Diversified L.L.C.

ML MILLBURN GLOBAL L.L.C.
(A DELAWARE LIMITED LIABILITY COMPANY)


Financial Statements for the year ended
December 31, 1997 and for the period from December 2, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
-------------------------------------------------------

                                                   Page
                                                   ----
INDEPENDENT AUDITORS' REPORT                          1

FINANCIAL STATEMENTS FOR THE YEAR ENDED
  DECEMBER 31, 1997 AND  FOR THE PERIOD FROM
  DECEMBER 2, 1996 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1996:

  Statements of Financial Condition                   2

  Statements of Income                                3

  Statements of Changes in Members' Capital           4

  Notes to Financial Statements                    5-11

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Members of
ML Millburn Global L.L.C.:

We have audited the accompanying statements of financial condition of ML Millburn Global L.L.C. (a Delaware limited liability company; the "Company") as of December 31, 1997 and 1996, and the related statements of income and changes in members' capital for the year ended December 31, 1997 and for the period from December 2, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Millburn Global L.L.C. as of December 31, 1997 and 1996, and the results of its operations for the year ended December 31, 1997 and for the period from December 2, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 and 1996
--------------------------------------------------------------------------------


ASSETS                                                    1997                         1996
                                                 ------------------           ------------------
Accrued interest (Note 2)                                $ 154,701                     $ 82,673
Equity in commodity futures trading accounts:
    Cash and option premiums                            34,556,738                   27,521,635
    Net unrealized profit on open contracts                873,497                      916,519
                                                 ------------------           ------------------

                TOTAL                                 $ 35,584,936                 $ 28,520,827
                                                 ==================           ==================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 2)               $ 279,691                    $ 270,878
    Administrative fees payable (Note 2)                     7,413                        5,940
    Profit Shares payable (Note 3)                         902,022                      135,593
    Withdrawals payable                                    265,533                      383,590
                                                 ------------------           ------------------

            Total liabilities                            1,454,659                      796,001
                                                 ------------------           ------------------

MEMBERS' CAPITAL:
    Voting Members                                      34,130,277                   33,592,186
    Receivable from Members                              -                           (5,867,360)
                                                 ------------------           ------------------

            Total Members' capital                      34,130,277                   27,724,826
                                                 ------------------           ------------------

                TOTAL                                 $ 35,584,936                 $ 28,520,827
                                                 ==================           ==================


See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
FOR THE PERIOD FROM DECEMBER 2, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                            1997                        1996
                                      ----------------            ---------------
REVENUES:
Trading profit (loss):
    Realized                              $ 6,777,967                 $ (548,574)
    Change in unrealized                      (43,022)                   916,519
                                      ----------------            ---------------

        Total trading results               6,734,945                    367,945

Interest income (Note 2)                    1,568,485                     82,674
                                      ----------------            ---------------

        Total revenues                      8,303,430                    450,619
                                      ----------------            ---------------

EXPENSES:
    Administrative fees (Note 2)               91,883                      5,940
    Brokerage commissions (Note 2)          3,530,493                    270,878
    Profit Shares (Note 3)                    978,330                     14,552
                                      ----------------            ---------------

        Total expenses                      4,600,706                    291,370
                                      ----------------            ---------------

NET INCOME                                $ 3,702,724                  $ 159,249
                                      ================            ===============

See notes to financial statements

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBER'S CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
FOR THE PERIOD FROM DECEMBER 2, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------


Initial Contributions                     $ 27,949,167

Contributions                                5,867,360

Receivable from Member                      (5,867,360)

Withdrawals                                   (383,590)

Net income                                     159,249
                                     ------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1996                         27,724,826

Collection of receivable                     5,867,360

Withdrawals                                 (3,164,632)

Net income                                   3,702,723
                                     ------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1997                       $ 34,130,277
                                     ==================


See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM DECEMBER 2, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------

     ML Millburn Global L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on November 22, 1996 and commenced trading activities on December 2, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. (one or more of Merrill Lynch & Co., Inc. and its affiliates being hereinafter referred to as "Merrill Lynch"), has been delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of MLIP, is its commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests ("Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which will be held by non-United States companies, shall not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company, such management being vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members, acting as Members without any "manager," mutually control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to Millburn Ridgefield Corp. (the "Advisor" or "Millburn") and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored by MLIP, share in the trading profit
(loss) and interest income of the Company in proportion to their respective capital accounts.

     Estimates
     ---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition
     -------------------

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

     Organizational Costs
     --------------------

     MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

     Income Taxes
     ------------

     No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

     Distributions
     -------------

     No Distribution (except upon withdrawals) had been made by the Company to any Member as of December 31, 1997.

     Withdrawals
     -----------

     A Member may withdraw some or all of such Members' capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

     Dissolution of the Company
     --------------------------

     The Company will terminate on December 31, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement. Were the Advisor to cease to manage the Company's account, the Company would dissolve.

2.   RELATED PARTY TRANSACTIONS

     The Company's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Company receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Company, from possession of such cash.

     Merrill Lynch credits the Company with interest on the Company's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

     Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, profit shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the year ended December 31, 1997 and the period from December 2, 1996 to December 31, 1996, such rates ranged from .729 of 1% (an 8.75% annual rate) to .979 of 1% (an 11.75% annual rate) of each Member's month-end assets invested in the Company. As of December 31, 1997, the rates ranged from .729 of 1%

(an 8.75% annual rate) to .792 of 1% (a 9.50% annual rate) of the Members' month-end assets invested in the Company.

     The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit share or other fees or charges.

     MLF paid the Advisor an annual consulting fee of 4% of the Company's average month-end assets, after reduction for a portion of brokerage commissions. Beginning January 1, 1997 the consulting fee paid by MLF to the Advisor was reduced to 2% per annum.

     The Company trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Company access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

     In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Company acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor, to date, has made little use of EFPs.

     The Company's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Company's average month-end assets.

3.   ADVISORY AGREEMENT

     The Company and the Advisor have entered into an Advisory Agreement. This Advisory Agreement terminated one year after it was entered into and has been renewed until 12/31/98, subject to certain additional renewal rights exercisable by the Company. The Advisor determines the commodity futures and forward contract trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

     The Company pays to Millburn a quarterly Profit Share equal to 20% of any New Trading Profit, as defined, attributable to each Members' Capital Account in the Company. Profit Shares, are calculated separately in respect of each Members' Capital Account. During 1996, Profit Shares were determined as of the end of each calendar quarter. Beginning January 1, 1997, Profit Shares are also determined as of the end of each calendar year. Profit shares are also paid to Millburn upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4.   FAIR VALUE AND OFF-BALANCE SHEET RISK

The Company trades futures, options on futures and forward contracts on interest rates, stock indices, currencies and metals. The Company's trading results by reporting category were as follows:
                                             Trading Results
                             ------------------------------------------------
                                       1997                          1996
                             ------------------           -------------------

Interest rates                       $ 591,963                    $ (968,118)
Stock indices                        1,181,885                       265,546
Currencies                           5,610,941                     1,028,590
Metals                                (649,844)                       41,927
                             ------------------           -------------------
                                   $ 6,734,945                     $ 367,945
                             ==================           ===================


Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

MLIP, which monitors the trading of the Company in MLIP's capacity as the General Partner of the Voting Members, has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisor has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring Millburn with the market risk controls being applied by Millburn.

Fair Value

The derivative instruments traded by the Company are marked to market daily with the resulting unrealized profit recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income.

The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                       1997                                                          1996
                 --------------------------------------------------------    -------------------------------------------------------
                     Commitment to                    Commitment to               Commitment to                  Commitment to
                   Purchase (Futures,                 Sell (Futures,           Purchase (Futures,                Sell (Futures,
                  Options & Forwards)              Options & Forwards)         Options & Forwards)            Options & Forwards)
                 -----------------------          -----------------------    ------------------------        -----------------------
Interest rates            $ 113,325,505                     $ 45,345,280               $ 104,423,803                   $ 26,267,954
Stock indices                   729,875                        7,900,952                   2,233,500                              -
Currencies                   61,598,754                       91,949,255                 140,452,466                    244,633,536
Metals                        2,768,365                       11,251,745                   6,379,654                     12,694,954
                 -----------------------          -----------------------    ------------------------        -----------------------
                          $ 178,422,499                    $ 156,447,232               $ 253,489,423                  $ 283,596,444
                 =======================          =======================    ========================        =======================

Substantially all of the Company's derivative instruments outstanding as of December 31, 1997, expire within one year.

The contract/notional values of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                        1997                                                             1996
                -----------------------------------------------------           ---------------------------------------------------
                   Commitment to                  Commitment to                     Commitment to                 Commitment to
                 Purchase (Futures,               Sell (Futures,                  Purchase (Futures,             Sell (Futures,
                Options & Forwards)            Options & Forwards)               Options & Forwards)           Options & Forwards)
                ---------------------         -----------------------           -----------------------        --------------------
Exchange-
  Traded               $ 117,094,640                    $ 55,066,167                     $ 111,666,188                 $32,583,254
Non-Exchange-
  Traded                  61,327,859                     101,381,065                       141,823,235                 251,013,190
                ---------------------         -----------------------           -----------------------        --------------------
                       $ 178,422,499                   $ 156,447,232                     $ 253,489,423               $ 283,596,444
                =====================         =======================           =======================        ====================

The average fair values, based on contract/notional values, of the Company's derivative instrument positions which were open as of the end of each calendar month during the year end December 31, 1997 and the period December 2, 1996 through December 31, 1996 were as follows:

                                         1997                                                    1996
                ------------------------------------------------------  --------------------------------------------------------
                     Commitment to                 Commitment to             Commitment to                   Commitment to
                  Purchase (Futures,              Sell (Futures,          Purchase (Futures,                 Sell (Futures,
                  Options & Forwards)           Options & Forwards)       Options & Forwards)             Options & Forwards)
                ------------------------      ------------------------  ------------------------         -----------------------

Interest rates            $ 109,239,425                  $ 64,911,569             $ 104,423,803                    $ 26,267,954
Stock indices                 4,174,099                     4,443,654                 2,233,500                               -
Currencies                  181,132,627                   197,159,660               140,452,466                     244,633,536
Metals                       10,647,435                    11,798,908                 6,379,654                      12,694,954
                ------------------------      ------------------------  ------------------------         -----------------------
                          $ 305,193,586                 $ 278,313,791             $ 253,489,423                   $ 283,596,444
                ========================      ========================  ========================         =======================

portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

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

The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statements of Financial Condition.

The Company also has credit risk because the sole counterparty or broker with respect to most of the Company's assets is MLF.

     The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                               1997                                                    1996
                        ---------------------------------------------           -------------------------------------------
                             Gross Unrealized             Net Unrealized             Gross Unrealized       Net Unrealized
                                  Profit                      Profit                      Profit                Profit
                        ---------------------------------------------------------------------------------------------------
Exchange-
  Traded                       $ 771,074                   $ 600,833                   $ 507,869                 $ 196,239
Non-Exchange-
  Traded                       1,383,944                     272,664                   2,584,134                   720,280
                        -----------------           -----------------           -----------------           ---------------

                             $ 2,155,018                   $ 873,497                 $ 3,092,003                 $ 916,519
                        =================           =================           =================           ===============

     The Company controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage a


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                          Commodity Pool Operator of
                           ML Millburn Global L.L.C.

ML JWH FINANCIAL AND METALS
PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


Financial Statements for the Year ended December 31, 1997 and for the period from October 1, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

TABLE OF CONTENTS
------------------------------------------------------

                                                  Page
                                                  ----

INDEPENDENT AUDITORS' REPORT                         1

FINANCIAL STATEMENTS FOR THE YEAR ENDED
  DECEMBER 31, 1997 AND FOR THE PERIOD FROM
  OCTOBER 1, 1996 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1996:

  Statements of Financial Condition                  2

  Statements of Income                               3

  Statements of Changes in Members' Capital          4

  Notes to Financial Statements                   5-11

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML JWH Financial and Metals Portfolio L.L.C.:

We have audited the accompanying statements of financial condition of ML JWH Financial and Metals Portfolio L.L.C. (a Delaware limited liability company;
the "Company") as of December 31, 1997 and 1996, and the related statements of income and changes in members' capital for the year ended December 31, 1997 and for the period from October 1, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML JWH Financial and Metals Portfolio L.L.C. as of December 31, 1997 and 1996, and the results of its operations for the year ended December 31, 1997 and for the period from October 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


                                                            1997                         1996
                                                    ---------------------        ---------------------
ASSETS

Accrued interest (Note 2)                                      $ 278,160                    $ 306,073
Equity in commodity futures trading accounts:
    Cash and option premiums                                  62,041,417                   79,820,720
    Net unrealized gain on open contracts                      2,728,987                      698,571
                                                    ---------------------        ---------------------

                TOTAL                                       $ 65,048,564                 $ 80,825,364
                                                    =====================        =====================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Profit Shares payable (Note 3)                             $ 614,420                  $ 2,313,537
    Brokerage commissions payable (Note 2)                       494,568                      697,868
    Administrative fees payable (Note 2)                          13,545                       16,819
    Withdrawals payable                                        2,567,125                   16,819,986
                                                    ---------------------        ---------------------

            Total liabilities                                  3,689,658                   19,848,210
                                                    ---------------------        ---------------------

MEMBERS' CAPITAL:

    Voting Members                                            59,766,977                   53,977,573
    Non-voting Members                                         1,591,929                    6,999,581
                                                    ---------------------        ---------------------

            Total Members' capital                            61,358,906                   60,977,154
                                                    ---------------------        ---------------------

                TOTAL                                       $ 65,048,564                 $ 80,825,364
                                                    =====================        =====================

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM OCTOBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                          1997                         1996
                                                  ---------------------        ----------------------
REVENUES:

Trading profit:

    Realized                                         $ 10,175,257                  $ 17,860,411
    Change in unrealized                                2,030,416                       698,571
                                             ---------------------        ----------------------

        Total trading results                          12,205,673                    18,558,982

Interest income (Note 2)                                3,073,728                       806,967
                                             ---------------------        ----------------------

        Total revenues                                 15,279,401                    19,365,949
                                             ---------------------        ----------------------

EXPENSES:

    Profit Shares (Note 3)                              1,024,612                     2,313,537
    Brokerage commissions (Note 2)                      5,539,579                     2,063,021
    Administrative fees (Note 2)                          149,850                        49,703
                                             ---------------------        ----------------------

        Total expenses                                  6,714,041                     4,426,261
                                             ---------------------        ----------------------

NET INCOME                                            $ 8,565,360                  $ 14,939,688
                                             =====================        ======================

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM OCTOBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                     Voting Members                  Non-Voting                      Total
                                                                      Members
                              -----------------------        -------------------------------------------------
Initial Contributions                   $ 56,790,791                $ 7,080,836                  $ 63,871,627

Contributions                              1,212,016                      2,017                     1,214,033

Withdrawals                              (17,295,297)                (1,752,897)                  (19,048,194)

Net Income                                13,270,063                  1,669,625                    14,939,688
                              -----------------------        -------------------         ---------------------
MEMBERS' CAPITAL,

  DECEMBER 31, 1996                       53,977,573                  6,999,581                    60,977,154

Contributions                              6,356,012                    714,303                     7,070,315

Withdrawals                               (8,626,795)                (6,627,128)                  (15,253,923)

Net Income                                 8,060,187                    505,173                     8,565,360
                              -----------------------        -------------------         ---------------------

MEMBERS' CAPITAL,

  DECEMBER 31, 1997                     $ 59,766,977                $ 1,591,929                  $ 61,358,906
                              =======================        ===================         =====================

See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM OCTOBER 1, 1996
(COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML JWH Financial and Metals Portfolio L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on September 19, 1996 and commenced trading activities on October 1, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of MLIP, is its commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests ("Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which are held by non-United States companies, do not participate in any respect in the management of the Company, or engage, directly or indirectly, in the participation in or control of all or any portion of the business activities or affairs of the Company, such management being vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members, acting as Members without any "manager," mutually control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to John W. Henry & Company, Inc. (the "Advisor" or "JWH") and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts.


   Estimates
   ---------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition
   --------------------

   Commodity futures, options on futures, and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the

   Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

   Organizational Costs
   --------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

   Income Taxes
   -------------

   No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Members' respective share of the Company's income and expenses as reported for income tax purposes.

   Distributions
   -------------

   No distribution (except upon withdrawals) had been made by the Company to any Member as of December 31, 1997.

   Withdrawals
   -----------

   A Member may withdraw some or all of such Member's capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

   Dissolution of the Company
   --------------------------

   The Company will terminate on September 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement. Were the Advisor to cease to manage the Company's account, the Company would dissolve.

2. RELATED PARTY TRANSACTIONS

   The Company's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Company receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Company, from possession of such cash.

   Merrill Lynch credits the Company with interest on the Company's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective Capital Accounts, MLIP calculates the brokerage commissions, profit shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the year ended December 31, 1997 and the period from October 1, 1996 to December 31, 1996, such rates ranged from

   .646 of 1% (a 7.75% annual rate) to .979 of 1% (an 11.75% annual rate) of the Member's month-end assets invested in the Company.

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit shares or other fees of charges.

   MLF pays the Advisor an annual consulting fee of 4% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions.

   The Company trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Company access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given foreign currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

   In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Company acquires a spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor, to date, has made little use of EFPs.

   The Company's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Company's average month-end assets.

3. ADVISORY AGREEMENT

   The Company and the Advisor have entered into an Advisory Agreement. This Advisory Agreement terminated one year after it was entered into and has been renewed until 12/31/98, subject to certain additional renewal rights exercisable by the Company. The Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

   The Company pays to JWH a quarterly Profit Share equal to 15% of any New Trading Profit, as defined, attributable to each Member's Capital Account in the Company. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter and are also paid to JWH upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company trades futures, options on futures and forward contracts on interest rates, stock indices, currencies, and metals. The Company's trading results by reporting category were as follows:


                                     Total Trading Results
                        ------------------------------------------------
                                1997                       1996
                        ---------------------      ---------------------

Interest Rates                   $ 4,763,680               $ 10,439,465
Stock Indices                      2,201,853                   (371,033)
Currencies                         1,794,830                  5,889,115
Metals                             3,445,310                  2,601,435
                        ---------------------      ---------------------
                                $ 12,205,673               $ 18,558,982
                        =====================      =====================

   Market Risk

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

   MLIP, which monitors the trading of the Company in MLIP's capacity as the General Partner of the Voting Members and Sponsor of the Non-Voting Members, has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring JWH with the market risk controls being applied by JWH.

   Fair Value

   The derivative instruments traded by the Company are marked to market daily with the resulting unrealized profit recorded in the Statements of Financial Condition and the related profit reflected in trading revenues in the Statements of Income.

   The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                        1997                                                        1996
                --------------------------------------------------------   ---------------------------------------------------------
                    Commitment to                     Commitment to              Commitment to                     Commitment to
                 Purchase (Futures,                  Sell (Futures,            Purchase (Futures,                  Sell (Futures,
                 Options & Forwards)               Options & Forwards)        Options & Forwards)               Options & Forwards)
                ----------------------            ----------------------   -----------------------           -----------------------
Interest Rates          $ 200,852,720                     $ 260,424,574             $ 171,304,600                      $ 13,669,055
Stock Indicies                      -                         4,996,821                         -                                 -
Currencies                 69,236,628                       134,487,777               119,088,247                        96,734,685
Metals                      8,173,620                        23,636,110                         -                        33,126,830
                ----------------------            ----------------------   -----------------------           -----------------------
                        $ 278,262,968                     $ 423,545,282             $ 290,392,847                     $ 143,530,570
                ======================            ======================   =======================           =======================

   Substantially all of the Company's derivative instruments outstanding as of December 31, 1997, expire within one year.

   The contract/notional values of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                         1997                                                      1996
                    --------------------------------------------------------- ------------------------------------------------------
                        Commitment to                     Commitment to           Commitment to                  Commitment to
                      Purchase (Futures,                  Sell (Futures,        Purchase (Futures,               Sell (Futures,
                     Options & Forwards)               Options & Forwards)     Options & Forwards)            Options & Forwards)
                    -----------------------           ----------------------- -----------------------        -----------------------

Exchange Traded              $ 209,026,340                     $ 305,091,785           $ 171,304,600                   $ 46,795,885
Non-Exchange-Traded             69,236,628                       118,453,497             119,088,247                     96,734,685
                    -----------------------           ----------------------- -----------------------        -----------------------
                             $ 278,262,968                     $ 423,545,282           $ 290,392,847                  $ 143,530,570
                    =======================           ======================= =======================        =======================

   The average fair values, based on contract/notional values, of the Company's derivative instruments positions which were open as of the end of each calendar month during the year ended December 31, 1997 and for the period October 1, 1996 through December 31, 1996 were as follows:

                                      1997                                                     1996
               -----------------------------------------------------------------------------------------------------------------
                   Commitment to                     Commitment to               Commitment to                Commitment to
                Purchase (Futures,                   Sell (Futures,            Purchase (Futures,             Sell (Futures,
                Options & Forwards)               Options & Forwards)         Options & Forwards)          Options & Forwards)
               ----------------------         ---------------------------      -----------------        -----------------------
Interest Rates         $ 364,504,683                   $ 155,397,051              $ 591,299,377                  $ 127,295,586
Stock Indicies            13,580,756                      11,229,979                          -                              -
Currencies               117,259,926                     148,327,330                297,652,663                    275,733,802
Metals                     6,409,749                      31,164,193                 14,845,327                     75,877,301
               ----------------------         ---------------------------      -----------------        -----------------------
                       $ 501,755,114                   $ 346,118,553              $ 903,797,367                  $ 478,906,689
               ======================         ===========================      =================        =======================

   A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

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

   The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Statements of Financial Condition.

   The Company also has credit risk because the sole counterparty or broker with respect to most of the Company's assets is MLF.

             The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                              1997                                        1996
                             --------------------------------------     ---------------------------------------
                               Gross Unrealized       Net Unrealized      Gross Unrealized     Net Unrealized
                                    Profit            Profit (Loss)            Profit              Profit

                             ----------------------------------------------------------------------------------

Exchange Traded                  $ 4,309,342           $ 3,661,949             $ 873,657              $ 39,049
Non-Exchange Traded                1,587,289              (932,962)            1,962,810               659,522
                             ----------------      ----------------     -----------------     -----------------
                                 $ 5,896,631           $ 2,728,987           $ 2,836,467             $ 698,571
                             ================      ================     =================     =================


   The Company controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Company, through its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                          Commodity Pool Operator of
                 ML JWH Financial and Metals Portfolio L.L.C.