Form 10-K405, Exhibit 13
period 1998-12-31
SECTOR STRATEGY FUND L P
filed 1999-03-26
CIK 862525

                                                                EXHIBIT 13.01(A)

                         ML MILLBURN GLOBAL L.L.C.
                         (A Delaware Limited Liability Company)


                         Financial Statements for the years ended
                         December 31, 1998 and 1997 and for the period from December 2, 1996 (Commencement of Operations)
                         To December 31, 1996 and Independent Auditors' Report


[LOGO] Merrill Lynch

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998 AND 1997 AND  FOR THE PERIOD FROM
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

We have audited the accompanying statements of financial condition of ML Millburn Global L.L.C. (the "Company") as of December 31, 1998 and 1997, and the related statements of income and of changes in members' capital for the years ended December 31, 1998 and 1997 and for the period from December 2, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of Merrill Lynch Investment Partners Inc., the Company's Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Millburn Global L.L.C. as of December 31, 1998 and 1997, and the results of its operations for the years ended December 31, 1998 and 1997 and for the period from December 2, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 and 1997
--------------------------------------------------------------------------------

ASSETS                                                        1998                  1997
                                                        ------------------    ------------------
Equity in commodity futures trading accounts:
    Cash and option premiums                                 $ 26,414,436          $ 34,556,738
    Net unrealized profit on open contracts                     1,304,531               873,497
Accrued interest (Note 2)                                          96,033               154,701
                                                        ------------------    ------------------

                TOTAL                                        $ 27,815,000          $ 35,584,936
                                                        ==================    ==================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 2)                   $    220,182          $    279,690
    Profit Shares payable (Note 3)                                183,086               902,022
    Administrative fees payable (Note 2)                            5,794                 7,413
    Withdrawals payable                                           128,824               265,533
                                                        ------------------    ------------------

            Total liabilities                                     537,886             1,454,658
                                                        ------------------    ------------------

MEMBERS' CAPITAL:
    Voting Members                                             27,277,114            34,130,278
                                                        ------------------    ------------------

            Total Voting Members' capital                      27,277,114            34,130,278
                                                        ------------------    ------------------

                TOTAL                                        $ 27,815,000          $ 35,584,936
                                                        ==================    ==================

See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
AND FOR THE PERIOD FROM DECEMBER 2, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                     1998                 1997                 1996
                                               -----------------    -----------------     ---------------
REVENUES:
Trading profit (loss):
    Realized                                        $ 1,728,662          $ 6,777,967          $ (548,574)
    Change in unrealized                                431,034              (43,022)            916,519
                                               -----------------    -----------------     ---------------

        Total trading results                         2,159,696            6,734,945             367,945

Interest income (Note 2)                              1,433,954            1,568,485              82,674
                                               -----------------    -----------------     ---------------

        Total revenues                                3,593,650            8,303,430             450,619
                                               -----------------    -----------------     ---------------

EXPENSES:
    Brokerage commissions (Note 2)                    2,836,503            3,530,493             270,878
    Profit Shares (Note 3)                              197,023              978,330              14,552
    Administrative fees (Note 2)                         74,885               91,883               5,940
                                               -----------------    -----------------     ---------------

        Total expenses                                3,108,411            4,600,706             291,370
                                               -----------------    -----------------     ---------------

NET INCOME                                          $   485,239          $ 3,702,724          $  159,249
                                               =================    =================     ===============


See notes to financial statements

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBER'S CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
AND FOR THE PERIOD FROM DECEMBER 2, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------


Initial Contributions                                       $     27,949,167

Contributions                                                      5,867,360

Receivable from Member                                            (5,867,360)

Withdrawals                                                         (383,590)

Net income                                                           159,249
                                                           ------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1996                                               27,724,826

Collection of receivable                                           5,867,360

Withdrawals                                                       (3,164,632)

Net income                                                         3,702,724
                                                           ------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1997                                         $     34,130,278

Withdrawals                                                       (7,338,403)

Net income                                                           485,239
                                                           ------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1998                                         $     27,277,114
                                                           ==================


See notes to financial statements.

ML MILLBURN GLOBAL L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Millburn Global L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on November 22, 1996 and commenced trading activities on December 2, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Millburn Ridgefield Corporation (the "Advisor" or "Millburn") is the Advisor to the Company. Merrill Lynch Investment Partners ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Company's commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which could be held by non-United States investment funds sponsored by MLIP, would not participate in any respect in the management of the Company, or engage, directly or indirectly, in, participate in or control all or any portion of the business activities or affairs of the Company. Management of the Company is vested solely in the Voting Interests, which are held by United States limited partnerships sponsored by MLIP. The Voting Members control all business activities and affairs of the Company by agreement of the majority in interest of such Voting Members, subject to the trading authority vested in and delegated to Millburn and the administrative authority vested in and delegated to MLIP. The Members of the Company, each of which is a "commodity pool" sponsored and managed by MLIP, share in the profits and losses of the Company in proportion to their respective capital accounts, although the Members are subject to somewhat different fees. Currently, there is only one Member of the Company.

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

   Revenue Recognition
   -------------------

   Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income.

   Foreign Currency Transactions
   -----------------------------

   The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

   Organizational Costs
   --------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

   Operating Expenses
   ------------------

   MLIP pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

   Income Taxes
   ------------

   No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

   Distributions
   -------------

   No distributions had been made by the Company to any Member as of December 31, 1998.

   Withdrawals
   -----------

   Each Member may withdraw some or all of such Members' capital at Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

   Dissolution
   -----------

   The Company will terminate on December 31, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

   Recently Issued Accounting Pronouncements
   -----------------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. MLIP does not believe that the Statement will have a significant effect on the financial statements of the Company.

2. RELATED PARTY TRANSACTIONS

   The Company's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company, from possession of such assets.

   Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, administrative fees, Profit Shares and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees, Profit Shares and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the year ended December 31, 1997, and the period from December 2, 1996 to December 31, 1996, such rates ranged from .729 of 1% (an 8.75% annual rate) to .979 of 1% (an 11.75% annual rate) of each Member's month-end assets invested in the Company. During the period from January 1, 1998 to May 31, 1998, the rates ranged from .729 of 1% (an 8.75% annual rate) to .792 of 1% (a 9.50% annual rate). As of May 31, 1998, the Members subject to a .729 of 1% brokerage commission rate withdrew from the Company, and thereafter, the rate was .792 of 1% (a 9.50% annual rate).

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   In 1996, MLF paid the Advisor an annual consulting fee of 4% of the Company's average month-end assets, after reduction for a portion of brokerage commissions. Beginning January 1, 1997 the consulting fee paid by MLF to the Advisor was reduced to 2% per annum.

   Many of the Company's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Company. MLIP anticipates that some of the Company's foreign currency trades will be executed through MLIB, an affiliate of MLIP. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

   In its exchange of futures for physical ("EFP") trading, the Company acquires cash currency positions through banks and dealers, including Merrill Lynch. The Company pays a spread when it exchanges these positions for futures.
   This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. ADVISORY AGREEMENT

   The Advisory Agreement between the Company and Millburn has remained essentially unchanged since the inception of the Company. This Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Company, the Company would terminate were the Advisor no longer to manage its trading. The Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain rights reserved by MLIP.

   The Company pays to Millburn an annual Profit Share equal to 20% of any New Trading Profit, as defined, attributable to each Members' Capital Account in the Company. Profit Shares are calculated separately in respect of each Members' Capital Account. Prior to January 1, 1997, Profit Shares were determined as of the end of each calendar quarter. Profit Shares are also paid to Millburn upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company trades futures, options on futures and forward contracts on interest rates, stock indices, currencies and metals. The Company's trading results for the years ended December 31, 1998 and 1997 and for the period from December 2, 1996 (Commencement of Operations) to December 31, 1996 were as follows:

                                          Trading Results
                  -------------------------------------------------------------
                        1998                   1997                  1996
                  ------------------     ------------------     ---------------
Interest rates          $ 4,995,651            $   591,963          $ (968,118)
Stock indices              (555,528)             1,181,885             265,546
Currencies               (1,713,442)             5,610,941           1,028,590
Metals                     (566,985)              (649,844)             41,927
                  ------------------     ------------------     ---------------
                        $ 2,159,696            $ 6,734,945          $  367,945
                  ==================     ==================     ===============


   Market Risk

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

   MLIP, which monitors the trading of the Company in MLIP's capacity as the Company's Administrator, has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisor has begun to deviate from past practice and trading policies or to be trading erratically (which has not occurred to date), MLIP's basic risk control procedures consist simply of the ongoing process of monitoring Millburn with the market risk controls being applied by Millburn.

   Fair Value

   The derivative instruments traded by the Company are marked to market daily with the resulting net unrealized profit recorded in the Statements of Financial Condition and the related profit reflected in trading results in the Statements of Income.

   The contract/notional values of open contracts as of December 31, 1998 and 1997 were as follows:

                                            1998                                                    1997
                    ----------------------------------------------------    ---------------------------------------------------
                         Commitment to               Commitment to               Commitment to               Commitment to
                      Purchase (Futures,            Sell (Futures,            Purchase (Futures,            Sell (Futures,
                      Options & Forwards)         Options & Forwards)         Options & Forwards)         Options & Forwards)
                    ------------------------    ------------------------    ------------------------    -----------------------
Interest rates           $  81,923,291               $ 244,863,913               $ 113,325,505               $  45,345,280
Stock indices                2,024,758                   4,584,393                     729,875                   7,900,952
Currencies                 106,295,680                  83,749,694                  61,598,754                  91,949,255
Metals                       7,509,850                  14,603,585                   2,768,365                  11,251,745
                    ------------------------    ------------------------    ------------------------    -----------------------
                         $ 197,753,579               $ 347,801,585               $ 178,422,499               $ 156,447,232
                    ========================    ========================    ========================    =======================

   Substantially all of the Company's derivative instruments outstanding as of December 31, 1998 expire within one year.

   The contract/notional values of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1998 and 1997 were as follows:

                                            1998                                                    1997
                    ----------------------------------------------------    ---------------------------------------------------
                         Commitment to               Commitment to               Commitment to               Commitment to
                      Purchase (Futures,            Sell (Futures,            Purchase (Futures,            Sell (Futures,
                      Options & Forwards)         Options & Forwards)         Options & Forwards)         Options & Forwards)
                    ------------------------    ------------------------    ------------------------    -----------------------
Exchange-
  Traded                 $  85,548,429               $ 253,061,446               $ 117,094,640               $  55,066,167
Non-Exchange-
  Traded                   112,205,150                  94,740,139                  61,327,859                 101,381,065
                    ------------------------    ------------------------    ------------------------    -----------------------
                         $ 197,753,579               $ 347,801,585               $ 178,422,499               $ 156,447,232
                    ========================    ========================    ========================    =======================

   The average fair values, based on contract/notional values, of the Company's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1998 and 1997 were as follows:

                                          1998                                                1997
                    -----------------------------------------------     --------------------------------------------------
                         Commitment to           Commitment to              Commitment to               Commitment to
                      Purchase (Futures,         Sell (Futures,          Purchase (Futures,             Sell (Futures,
                      Options & Forwards)      Options & Forwards)       Options & Forwards)         Options & Forwards)
                    ------------------------------------------------------------------------------------------------------
Interest rates         $ 124,601,864            $  73,655,157              $ 109,239,425               $  64,911,569
Stock indices              2,853,695                5,345,009                  4,174,099                   4,443,654
Currencies               189,443,664              191,133,976                181,132,627                 197,159,660
Metals                    10,024,800               14,065,584                 10,647,435                  11,798,908
                    --------------------      ---------------------     --------------------         ---------------------
                       $ 326,924,023            $ 284,199,726              $ 305,193,586               $ 278,313,791
                    ====================      =====================     ====================         =====================

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

                                                                EXHIBIT 13.01(A)

               -----------------------------------------------------------------
               ML Sjo Prospect L.L.C.
               (A Delaware Limited Liability Company)
               (In Liquidation)

               Financial Statements for the Period from January 1, 1998 to May 31, 1998 and the Period from January 2, 1997 (Commencement of Operations) to December 31, 1997 and Independent Auditors' Report

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998
  AND FOR THE PERIOD FROM JANUARY 2, 1997 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1997:

  Statements of Financial Condition                                            2

  Statements of Income                                                         3

  Statements of Changes in Members' Capital                                    4

  Notes to Financial Statements                                             5-10

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
ML Sjo Prospect L.L.C. (In Liquidation):

We have audited the accompanying statements of financial condition of ML Sjo Prospect L.L.C. (a Delaware limited liability company; the "Company"), in liquidation, as of May 31, 1998 and December 31, 1997, and the related statements of income and of changes in members' capital for the period from January 1, 1998 to May 31, 1998 and for the period from January 2, 1997 (commencement of operations) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Sjo Prospect L.L.C. (In Liquidation) as of May 31, 1998 and December 31, 1997, and the results of its operations for the period from January 1, 1998 to May 31, 1998 and for the period from January 2, 1997 (commencement of operations) to December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the financial statements, all trading operations were suspended as of May 31, 1998. Liquidation was completed on July 30, 1998. Formal dissolution was effective on October 14, 1998.

DELOITTE & TOUCHE LLP


New York, New York
October 16, 1998

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

STATEMENTS OF FINANCIAL CONDITION
MAY 31, 1998 AND DECEMBER 31, 1997
--------------------------------------------------------------------------------


             ASSETS                                                                  1998                  1997
                                                                               ------------------    ------------------
             Accrued interest (Note 3)                                                  $ 80,078              $ 93,192
             Equity in commodity futures trading accounts:
                 Cash and option premiums                                             18,489,797            20,891,450
                 Net unrealized profit on open contracts                                       -               255,565
                                                                               ------------------    ------------------

                             TOTAL                                                  $ 18,569,875          $ 21,240,207
                                                                               ==================    ==================

             LIABILITIES AND VOTING MEMBERS' CAPITAL

             LIABILITIES:
                 Withdrawals payable                                                $ 18,352,268           $ 1,716,855
                 Brokerage commissions payable (Note 3)                                  135,264               154,735
                 Profit Shares payable (Note 4)                                           78,478               182,607
                 Administrative fees payable (Note 3)                                      3,865                 4,420
                                                                               ------------------    ------------------

                             Total liabilities                                        18,569,875             2,058,617
                                                                               ------------------    ------------------

             VOTING MEMBERS' CAPITAL

                         Total Voting Members' capital                                         -            19,181,590
                                                                               ------------------    ------------------

                             TOTAL                                                  $ 18,569,875          $ 21,240,207
                                                                               ==================    ==================


             See notes to financial statements.

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

STATEMENTS OF INCOME
FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998 AND FOR THE PERIOD FROM JANUARY 2, 1997 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------


             REVENUES:                                                              1998                        1997
                                                                              -----------------           -----------------
                 Trading profit (loss):
                 Realized                                                          $ 1,317,593                 $ 2,563,871
                 Change in unrealized                                                 (255,565)                    255,565
                                                                              -----------------           -----------------

                     Total trading results                                           1,062,028                   2,819,436

             Interest income (Note 3)                                                  410,214                   1,083,832
                                                                              -----------------           -----------------

                     Total revenues                                                  1,472,242                   3,903,268
                                                                              -----------------           -----------------

             EXPENSES:
                 Brokerage commissions (Note 3)                                        699,356                   1,874,826
                 Profit Shares (Note 4)                                                 83,540                     216,149
                 Administrative fees (Note 3)                                           19,982                      53,103
                                                                              -----------------           -----------------

                     Total expenses                                                    802,878                   2,144,078
                                                                              -----------------           -----------------

             NET INCOME                                                              $ 669,364                 $ 1,759,190
                                                                              =================           =================


             See notes to financial statements.

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998 AND FOR THE PERIOD FROM JANUARY 2, 1997 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                                                 Non-Voting
                                                      Voting Members               Members               Total
                                                    -------------------     ---------------------    ---------------
             Initial Contributions                        $ 19,005,590            $ 2,036,797          $ 21,042,387

             Additions                                       4,053,526                      -             4,053,526

             Withdrawals                                    (5,495,743)            (2,177,770)           (7,673,513)

             Net Income                                      1,618,217                140,973             1,759,190
                                                    -------------------     ------------------    ------------------

             MEMBERS' CAPITAL,
               DECEMBER 31, 1997                            19,181,590                      -            19,181,590

             Withdrawals                                   (19,850,954)                     -           (19,850,954)

             Net Income                                        669,364                      -               669,364
                                                    -------------------     ------------------    ------------------

             MEMBERS' CAPITAL,
               MAY 31, 1998                               $     -                 $         -          $          -
                                                    ===================     ==================    ==================


             See notes to financial statements.

ML SJO PROSPECT L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998 AND FOR THE PERIOD FROM JANUARY 2, 1997 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Sjo Prospect L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on December 19, 1996 and commenced trading activities on January 2, 1997. Effective May 31, 1998, the Company suspended trading operations (see Note 2). The Company engaged in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), was delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of MLIP, was its commodity broker. The Company had authorized two classes of Membership Interests: Non-Voting Membership Interests and Voting Membership Interests (collectively, "Interests"). These two classes of Interests had common economic interests in the Company, but the Non-Voting Interests, which were held by non-United States investment funds sponsored by MLIP, did not participate in any respect in the management of the Company, or engage, directly or indirectly, in, participate in or control all or any portion of the business activities or affairs of the Company. Management of the Company was vested solely in the Voting Interests, which were held by United States limited partnerships sponsored by MLIP. The Voting Members controlled all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to Sjo, Inc. (the "Advisor" or "Sjo") and the administrative authority vested in and delegated to MLIP. The Members of the Company ("the Members"), each of which is a "commodity pool" sponsored and controlled by MLIP, shared in the trading profit and interest income of the Company in proportion to their respective capital accounts.

   Estimates
   ---------

   The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may have differed from those estimates.

   Revenue Recognition
   -------------------

   Commodity futures, options on futures, and forward contract transactions were recorded on the trade date and open contracts were reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value.
   The change in net unrealized profit on open contracts from one period to the next was reflected in change in unrealized in the Statements of Income. Fair value was based on quoted market prices on the exchange or market on which the contract was traded.

   Organizational Costs
   --------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

   Income Taxes
   ------------

   No provision for income taxes was made in the accompanying financial statements as each Member was individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes. Non-Voting Members were not subject to U.S. tax.

   Distributions
   -------------

   No distributions (except upon withdrawals) were made by the Company to any Member as of May 31, 1998.

   Withdrawals
   ------------

   Each Member was permitted to withdraw some or all of such Members' Capital at Net Asset Value as of the close of business on any business day. There were no withdrawal fees or charges.

2. LIQUIDATION OF THE COMPANY

   Effective May 31, 1998, the Company suspended all trading operations and began formal liquidation of the Company. All commodity positions were liquidated or offset and no other trading occurred. In accordance with the liquidation, the Company's Advisory Agreement terminated and Members redeemed their capital. Liquidation was completed on July 30, 1998. Formal dissolution was effective on October 14, 1998.

3. RELATED PARTY TRANSACTIONS

   The Company's U.S. dollar assets were maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credited the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company was credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may have derived certain economic benefit, in excess of the interest which Merrill Lynch paid to the Company, from possession of such assets.

   Merrill Lynch charged the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit and interest income among the Members' respective capital accounts, MLIP calculated the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses were specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company paid brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the period from

   January 2, 1997 to May 31, 1998, such rates ranged from .646 of 1% (a 7.75% annual rate) to .831 of 1% (a 9.75% annual rate) of each Member's month-end assets invested in the Company.

   The Company paid MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of each Member's month-end assets invested in the Company.

   Month-end assets were not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   MLF paid the Advisor an annual consulting fee of 1% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions.

   The Company traded forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gave the Company access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charged a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees were charged on trades awarded to MLIB (which received bid-ask spreads on such trades).

   In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Company acquired spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanged these positions for futures, there was a differential between the prices of the two positions. This differential reflected, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also included a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor made little use of EFPs.

   The Company's F/X Desk service fee and EFP differential costs totaled no more than .25 of 1% per annum of the Company's average month-end assets during the Company's operation.

4. ADVISORY AGREEMENT

   Pursuant to the Advisory Agreement between Sjo, the Company and MLIP, the Advisor determined the commodity futures, options on futures and forward contracts traded on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

   The Company paid to Sjo an annual Profit Share equal to 15% of any New Trading Profit, as defined, attributable to each Member's capital account in the Company. Profit Shares, which were calculated separately in respect of each Member's capital account, were determined as of the end of each calendar year and were also paid to Sjo upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

5. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company traded futures, options on futures and forward contracts on interest rates, stock indices, commodities, currencies, energy and metals. The Company's trading results by reporting category for the period from January 1, 1998 to May 31, 1998 and the period from January 2, 1997 (commencement of operations) to December 31, 1997 were as follows:

                                 Total Trading Results
                      ---------------------------------------------

                                1998                  1997
                         -------------------   --------------------

   Interest Rates               $ 1,084,775            $ 1,608,016
   Stock Indices                          -               (111,089)
   Commodities                            -              1,258,342
   Currencies                       (22,747)               450,478
   Energy                                 -               (516,170)
   Metals                                 -                129,859
                         -------------------   --------------------
                                $ 1,062,028            $ 2,819,436
                         ===================   ====================


   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk was influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments were traded.

   MLIP, which monitored the trading of the Company in MLIP's capacity as the General Partner of the Voting Members and Sponsor of the Non-Voting Members, had procedures in place intended to control market risk, although there was no assurance that they would, in fact, succeed in doing so. The procedures focused primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP did not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP did consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such consultations were unusual. MLIP's basic risk control procedures consisted simply of the ongoing process of monitoring Sjo with the market risk controls being applied by Sjo.

   Fair Value
   ----------

   The derivative instruments traded by the Company were marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit reflected in trading revenues in the Statements of Income.

   The contract/notional values of open contracts, all of which were exchange traded, as of December 31, 1997 were as follows (there were no open contracts as of May 31, 1998):
                                            1997
                   --------------------------------------------------------
                        Commitment to                  Commitment to
                      Purchase (Futures,               Sell (Futures,
                     Options & Forwards)            Options & Forwards)
                   -------------------------      -------------------------

   Interest Rates   $      259,399,745             $        30,326,212
                   ====================           =====================


   The average fair values, based on contract/notional values, of the Company's derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1998 to May 31, 1998 and the period from January 2, 1997 (commencement of operations) through December 31, 1997 were as follows:

                                                1998                                                   1997
                        -----------------------------------------------------   --------------------------------------------------
                            Commitment to                 Commitment to             Commitment to               Commitment to
                         Purchase (Futures,               Sell (Futures,          Purchase (Futures,           Sell (Futures,
                         Options & Forwards)           Options & Forwards)       Options & Forwards)         Options & Forwards)
                        ----------------------        -----------------------   -----------------------     ----------------------
      Interest Rates            $ 218,889,921                  $ 113,033,438             $ 194,525,907               $ 93,811,198
      Stock Indices                         -                              -                10,338,576                 16,608,547
      Commodities                           -                              -                 7,268,084                  5,885,636
      Currencies                            -                              -                16,122,843                 19,305,449
      Energy                                -                              -                 1,618,935                  2,010,335
      Metals                                -                              -                 5,914,036                  5,393,765
                        ----------------------        -----------------------   -----------------------     ----------------------
                                $ 218,889,921                  $ 113,033,438             $ 235,788,381              $ 143,014,930
                        ======================        =======================   =======================     ======================

   A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments were economically offsetting but were not, as a technical matter, offset in the forward markets until the settlement date.

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

   The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance was the net unrealized profit, if any, included on the Statements of Financial Condition.

   The Company also had credit risk because the sole counterparty or broker with respect to most of the Company's assets was MLF.

   The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1997 were as follows (there were no open derivative instrument positions as of May 31, 1998):


                                            1997
                          ----------------------------------------
                                Gross                   Net
                              Unrealized             Unrealized
                                Profit                 Profit
                          -----------------     ------------------

Exchange-Traded               $ 311,890              $ 255,565
                             ===========            ============

   The Company controlled credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Company, in its normal course of business, entered into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which included a netting arrangement), to the extent that such trading resulted in receivables from and payables to MLF, these receivables and payables were offset and reported as a net receivable or payable.


          *    *     *     *     *     *     *     *     *     *    *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                                 /s/ Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                           Commodity Pool Operator of
                             ML Sjo Prospect L.L.C.

                                                                EXHIBIT 13.01(A)

               -----------------------------------------------------------------
               ML Chesapeake Diversified L.L.C.
               (A Delaware Limited Liability Company)
               (In Liquidation)


               Financial Statements for the period from January 1, 1998 to May 31, 1998, for the year ended December 31, 1997 and for the period from November 1, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                        Page
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998, FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE PERIOD FROM NOVEMBER 1, 1996 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996:


  Statements of Financial Condition                                        2

  Statements of Income                                                     3

  Statements of Changes in Members' Capital                                4

  Notes to Financial Statements                                         5-11

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML Chesapeake Diversified L.L.C. (In Liquidation):

We have audited the accompanying statements of financial condition of ML Chesapeake Diversified L.L.C. (a Delaware limited liability company; the "Company"), in liquidation, as of May 31, 1998 and December 31, 1997 and the related statements of income and changes in members' capital for the period from January 1, 1998 to May 31, 1998, for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Chesapeake Diversified L.L.C. (In Liquidation) as of May 31, 1998 and December 31, 1997, and the results of its operations for the period from January 1, 1998 to May 31, 1998, for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the financial statements, all trading operations were suspended as of May 31, 1998. Liquidation was completed on July 30, 1998. Formal dissolution was effective on October 14, 1998.


DELOITTE & TOUCHE LLP


New York, New York
October 16, 1998

  ML CHESAPEAKE DIVERSIFIED L.L.C.
  (A Delaware Limited Liability Company)
  (In Liquidation)

  STATEMENTS OF FINANCIAL CONDITION
  MAY 31, 1998 AND DECEMBER 31, 1997
  ------------------------------------------------------------------------------

  ASSETS                                              1998              1997
                                                  -----------       -----------

  Accrued interest (Note 3)                       $    72,745       $    71,406
  Equity in commodity futures trading accounts:
    Cash and option premiums                       16,384,123        15,538,921
    Net unrealized profit on open contracts           106,572         1,584,855
                                                  -----------       -----------

         TOTAL                                    $16,563,440       $17,195,182
                                                  ===========       ===========

  LIABILITIES AND MEMBERS' CAPITAL

  LIABILITIES:

    Withdrawals payable                           $16,181,857       $   265,782
    Brokerage commissions payable (Note 3)            122,074           126,690
    Profit Shares payable (Note 4)                    256,058           308,627
    Administrative fees payable (Note 3)                3,451             3,582
                                                  -----------       -----------

         Total liabilities                         16,563,440           704,681
                                                  -----------       -----------
  MEMBERS' CAPITAL:

    Voting Members                                     -             15,913,598
    Non-Voting Members                                 -                576,903
                                                  -----------       -----------

         Total Members' capital                        -             16,490,501
                                                  -----------       -----------

  TOTAL                                           $16,563,440       $17,195,182
                                                  ===========       ===========

  See notes to financial statements.

  ML CHESAPEAKE DIVERSIFIED L.L.C.

  (A Delaware Limited Liability Company)
  (In Liquidation)

  STATEMENTS OF INCOME
  FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998, FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE PERIOD FROM NOVEMBER 1, 1996 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
  ------------------------------------------------------------------------------

  REVENUES:                              1998           1997           1996
                                     ------------   ------------    ----------
  Trading profit (loss):
    Realized                         $  3,107,279   $  1,335,899    $   70,795
    Change in unrealized               (1,478,283)     1,217,210       367,645
                                     ------------   ------------    ----------


      Total trading results             1,628,996      2,553,109       438,440
  Interest income (Note 3)                357,839        927,382       170,154

      Total revenues                    1,986,835      3,480,491       608,594
                                     ------------   ------------    ----------

  EXPENSES:

    Brokerage commissions (Note 3)        615,028      1,646,907       359,828
    Profit Shares (Note 4)                270,812        361,608        13,873
    Administrative fees (Note 3)           17,572         46,611         9,248
                                     ------------   ------------    ----------

      Total expenses                      903,412      2,055,126       382,949
                                     ------------   ------------    ----------

  NET INCOME                          $ 1,083,423    $ 1,425,365    $  225,645
                                     ============   ============    ==========


  See notes to financial statements.

  ML CHESAPEAKE DIVERSIFIED L.L.C.

  (A Delaware Limited Liability Company)
  (In Liquidation)

  STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
  FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998, FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE PERIOD FROM NOVEMBER 1, 1996 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
  ------------------------------------------------------------------------------

                                                         Non-Voting
                                      Voting Members      Members          Total
                                     ---------------  -------------    -------------
  Initial Contributions              $  17,859,707    $   3,403,696    $  21,263,403

  Withdrawals                             (743,910)         (50,859)        (794,769)

  Net Income                              191,985            33,660          225,645
                                     ---------------  -------------    -------------
  MEMBERS' CAPITAL,

    DECEMBER 31, 1996                   17,307,782        3,386,497       20,694,279

  Withdrawals                           (4,049,775)      (3,153,590)      (7,203,365)

  Contributions                          1,386,748          187,474        1,574,222

  Net Income                             1,268,843          156,522        1,425,365
                                     ---------------  -------------    -------------

  MEMBERS' CAPITAL,

    DECEMBER 31, 1997                   15,913,598          576,903       16,490,501

  Net Income                             1,047,899           35,524        1,083,423

  Withdrawals                          (16,961,497)        (612,427)     (17,573,924)
                                     ---------------  -------------    -------------

  MEMBERS' CAPITAL,

    MAY 31, 1998                     $     -          $      -         $     -
                                     ===============  =============    =============

  See notes to financial statements.

ML CHESAPEAKE DIVERSIFIED L.L.C.
(A Delaware Limited Liability Company)
(In Liquidation)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998, FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE PERIOD FROM NOVEMBER 1, 1996 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Chesapeake Diversified L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on October 23, 1996 and commenced trading activities on November 1, 1996. Effective May 31, 1998, the Company suspended trading operations (see Note 2). The Company had engaged in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), was delegated administrative authority over the Company, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of MLIP, was its commodity broker. The Company had authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests had common economic interests in the Company. The Non-Voting Interests, which were held by non-United States investment funds sponsored by MLIP, did not participate in any respect in the management of the Company, or engage, directly or indirectly, in, participate in or control all or any portion of the business activities or affairs of the Company. Management of the Company was vested solely in the Voting Interests, which were held by United States limited partnerships sponsored by MLIP. The Voting Members controlled all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to Chesapeake Capital Corporation (the "Advisor" or "Chesapeake") and the administrative authority vested in and delegated to MLIP. The Members of the Company (the "Members"), each of which is a "commodity pool" sponsored by MLIP, shared in the trading profit and interest income of the Company in proportion to their respective capital accounts.

   Estimates
   ---------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may have differed from those estimates.

   Revenue Recognition
   -------------------

   Commodity futures, options on futures, and forward contract transactions were recorded on the trade date and open contracts were reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value.
   The change in net unrealized profit (loss) on open contracts from one period to the next was reflected in change in unrealized in the Statements of Income. Fair value was based on quoted market prices on the exchange or market on which the contract was traded.

   Organizational Costs
   --------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

   Income Taxes
   ------------

   No provision for income taxes was made in the accompanying financial statements as each Member was individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes. The Non-Voting Members were not subject to U.S. tax.

   Distributions
   -------------

   No distributions (except upon withdrawals) were made by the Company to any Member as of May 31, 1998.

   Withdrawals
   ------------

   Each Member was permitted to withdraw some or all of such Member's Capital at Net Asset Value as of the close of business on any business day. There were no withdrawal fees or charges.

2. LIQUIDATION OF THE COMPANY

   Effective May 31, 1998, the Company suspended all trading operations and began formal liquidation of the Company. All commodity positions were liquidated or offset and no other trading occurred. In accordance with the liquidation, the Company's Advisory Agreement terminated and Members redeemed their capital. Liquidation was completed on July 30, 1998. Formal dissolution was effective on October 14, 1998.

3. RELATED PARTY TRANSACTIONS

   The Company's U.S. dollar assets were maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credited the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company was credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may have derived certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company, from possession of such assets.

   Merrill Lynch charged the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculated the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees and expenses were specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company paid brokerage commissions to MLF, at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the year ended December 31, 1997 and the period ended December 31, 1996, such rates ranged from .729 of 1% (an 8.75% annual rate) to .831 of 1% (a 9.75% annual rate) of each Members' month-end assets invested in the Company. Beginning January 1, 1998, the rate was .729 of 1% (an 8.75% annual rate) of each Members' month-end assets invested in the Company.

   The Company paid MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of each Member's month-end assets invested in the Company.

   Month-end assets were not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

   MLF paid the Advisor an annual consulting fee of 2% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions. Beginning January 1, 1997 the consulting fees paid by MLF to the Advisor were reduced to 1% per annum.

   The Company traded forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gave the Company access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charged a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees were charged on trades awarded to MLIB (which received bid-ask spreads on such trades).

   In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Company acquired spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Company's other F/X Desk trading. When the Company exchanged these positions for futures, there was a differential between the prices of the two positions. This differential reflected, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also included a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisor made little use of EFPs.

   The Company's F/X Desk service fee and EFP differential costs totaled no more than .25 of 1% per annum of the Company's average month-end assets during the Company's operation.

4. ADVISORY AGREEMENT

   Pursuant to the Advisory Agreement between Chesapeake, the Company and MLIP, the Advisor determined the commodity futures, options on futures and forward contracts traded on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

   The Company paid to Chesapeake a Profit Share equal to 20% of any New Trading Profit, as defined, attributable to each Members' capital account in the Company. Profit Shares, which were calculated separately in respect of each Members' capital account, were determined as of the end of each calendar quarter prior to 1997 and annually thereafter and were also paid to Chesapeake upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

5. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company traded futures, options on futures and forward contracts on interest rates, stock indices, commodities, currencies, energy and metals. The Company's trading results by reporting category for the period from January 1, 1998 to May 31, 1998, for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996 were as follows:


                             Total Trading Results
                      ----------------------------------------
                          1998           1997          1996
                      ------------   ------------   ----------
Interest Rates        $    941,486   $    763,346   $  503,034
Stock Indices              333,049        666,880      (91,628)
Commodities                536,206        542,777     (388,130)
Currencies                (171,239)       671,508      422,927
Energy                     317,352     (1,082,330)     (49,487)
Metals                    (327,858)       990,928       41,724
                      ------------   ------------   ----------
                      $  1,628,996   $  2,553,109   $  438,440
                      ============   ============   ==========

   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk was influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which such derivative instruments were traded.

   MLIP, which monitored the trading of the Company in its capacity as the General Partner of the Voting Members and Sponsor of the Non-Voting Members, had procedures in place intended to control market risk, although there was no assurance that they would, in fact, have succeeded in doing so. The procedures focused primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP did not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP did consult from time to time with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such consultations were unusual. MLIP's basic risk control procedures consisted simply of the ongoing process of monitoring Chesapeake with the market risk controls being applied by Chesapeake.

   Fair Value
   ----------

   The derivative instruments traded by the Company were marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit reflected in trading revenues in the Statements of Income.

The contract/notional values of open contracts as of May 31, 1998 and December 31, 1997 were as follows:

                                       1998                                       1997
                    -----------------------------------------   -----------------------------------------
                       Commitment to         Commitment to         Commitment to         Commitment to
                    Purchase (Futures,      Sell (Futures,      Purchase (Futures,      Sell (Futures,
                    Options & Forwards)   Options & Forwards)   Options & Forwards)   Options & Forwards)
                    -------------------   -------------------   -------------------   -------------------
  Interest Rates     $        -            $       -             $     58,695,056      $    18,009,766
  Stock Indices               -                    -                    1,272,700            1,184,672
  Commodities                 -                    -                    4,584,639            7,520,083
  Currencies               27,725,507          27,725,507              12,424,390           58,556,714
  Energy                      -                    -                       -                 1,978,682
  Metals                   11,696,691          11,696,691               4,971,476           10,357,200
                     ----------------      --------------        ----------------      ---------------

                     $     39,422,198      $   39,422,198        $     81,948,261      $    97,607,117
                     ================      ==============        ================      ===============

     The contract/notional values of the Company's exchange-traded and non-exchange-traded open derivative instrument positions as of May 31, 1998 and December 31, 1997 were as follows:

                                          1998                                        1997
                       -----------------------------------------   -----------------------------------------
                          Commitment to         Commitment to         Commitment to         Commitment to
                       Purchase (Futures,      Sell (Futures,      Purchase (Futures,      Sell (Futures,
                       Options & Forwards)   Options & Forwards)   Options & Forwards)   Options & Forwards)
                       -------------------   -------------------   -------------------   -------------------
  Exchange Traded       $     -               $    -                $     73,789,832      $     71,082,507
  Non-Exchange-Traded      39,422,198           39,422,198                 8,158,429            26,524,610
                        --------------        -------------         -----------------     -----------------

                        $  39,422,198         $ 39,422,198          $     81,948,261      $     97,607,117
                        ==============        =============         =================     =================

     The average fair values, based on contract/notional values, of the Company's derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1998 to May 31, 1998 and the year ended December 31, 1997 were as follows:

                                        1998                                             1997
                   ----------------------------------------------------------------------------------------
                      Commitment to           Commitment to          Commitment to         Commitment to
                   Purchase (Futures,        Sell (Futures,       Purchase (Futures,      Sell (Futures,
                   Options & Forwards)     Options & Forwards)    Options & Forwards)   Options & Forwards)
                   -------------------     -------------------    -------------------   -------------------
  Interest Rates    $    67,066,558       $      7,255,012           $   66,490,915      $  33,591,146
  Stock Indices           5,149,711                688,223                6,987,284          1,450,982
  Commodities               904,093             10,784,647                7,427,509          3,331,339
  Currencies             25,826,290             40,695,373               13,883,403         42,553,986
  Energy                    100,880              1,843,474                1,655,737          1,203,131
  Metals                  8,612,561             11,593,682                6,500,099          7,542,869
                    ---------------       ----------------           --------------      -------------

                    $   107,660,093       $     72,860,411           $  102,944,947      $  89,673,453
                    ===============       ================           ==============      =============

     A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments were economically offsetting but were not, as a technical matter, offset in the forward markets until the settlement date.

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

  The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance was the net unrealized profit, included on the Statements of Financial Condition.

  The Company also had credit risk because the sole counterparty or broker with respect to most of the Company's assets was MLF.

  The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of May 31, 1998 and December 31, 1997 were as follows:

                                     1998                            1997
                         --------------------------       -------------------------
                             Gross            Net            Gross          Net
                           Unrealized     Unrealized      Unrealized    Unrealized
                             Profit         Profit          Profit        Profit
                         ------------     ---------       -----------   -----------
  Exchange Traded        $     -          $    -          $ 1,275,702   $ 1,079,882
  Non-Exchange-Traded       1,115,292       106,572           669,503       504,973
                         ------------     ---------       -----------   -----------

                         $  1,115,292     $ 106,572       $ 1,945,205   $ 1,584,855
                         ============     =========       ===========   ===========

  The Company controlled credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

  The Company, in its normal course of business, entered into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which included a netting arrangement), to the extent that such trading resulted in receivables from and payables to MLF, these receivables and payables were offset and reported as a net receivable or payable.

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML Chesapeake Diversified L.L.C. (In Liquidation):

We have audited the accompanying statements of financial condition of ML Chesapeake Diversified L.L.C. (a Delaware limited liability company; the "Company"), in liquidation, as of May 31, 1998 and December 31, 1997 and the related statements of income and changes in members' capital for the period from January 1, 1998 to May 31, 1998, for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Chesapeake Diversified L.L.C. (In Liquidation) as of May 31, 1998 and December 31, 1997, and the results of its operations for the period from January 1, 1998 to May 31, 1998, for the year ended December 31, 1997 and for the period from November 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 2 to the financial statements, all trading operations were suspended as of May 31, 1998. Liquidation was completed on July 30, 1998. Formal dissolution was effective on October 14, 1998.


DELOITTE & TOUCHE LLP


New York, New York
October 16, 1998

                                                                EXHIBIT 13.01(A)

                         ML JWH FINANCIAL AND
                         METALS PORTFOLIO L.L.C.
                         (A Delaware Limited Liability Company)


                         Financial Statements for the
                         Years Ended December 31, 1998 and 1997
                         and for the period from October 1, 1996
                         (Commencement of Operations) to December
                         31, 1996, and Independent Auditors' Report


[LOGO] MERRILL LYNCH

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                        Page
                                                        ----

INDEPENDENT AUDITORS' REPORT                               1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD FROM
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

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
ML JWH Financial and Metals Portfolio L.L.C.:

We have audited the accompanying statements of financial condition of ML JWH Financial and Metals Portfolio L.L.C. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations and of changes in members' capital for the years ended December 31, 1998 and 1997 and for the period from October 1, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of Merrill Lynch Investment Partners Inc., the Company's Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML JWH Financial and Metals Portfolio L.L.C. as of December 31, 1998 and 1997, and the results of its operations for the years ended December 31, 1998 and 1997 and for the period from October 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

ASSETS
                                                                         1998                     1997
                                                                   ------------------       ------------------
Equity in commodity futures trading accounts:
    Cash and option premiums                                            $ 26,100,432             $ 62,041,417
    Net unrealized profit on open contracts                                3,074,669                2,728,987
Accrued interest (Note 2)                                                    102,296                  278,160
                                                                   ------------------       ------------------

                TOTAL                                                   $ 29,277,397             $ 65,048,564
                                                                   ==================       ==================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Brokerage commissions payable (Note 2)                                 $ 231,621                $ 494,568
    Profit Shares payable (Note 3)                                                 -                  614,420
    Administrative fees payable (Note 2)                                       6,095                   13,545
    Withdrawals payable                                                      153,482                2,567,125
                                                                   ------------------       ------------------

            Total liabilities                                                391,198                3,689,658
                                                                   ------------------       ------------------

MEMBERS' CAPITAL:
    Voting Members                                                        28,886,199               59,766,977
    Non-Voting Members                                                             -                1,591,929
                                                                   ------------------       ------------------

            Total Members' capital                                        28,886,199               61,358,906
                                                                   ------------------       ------------------

                TOTAL                                                   $ 29,277,397             $ 65,048,564
                                                                   ==================       ==================


See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR
THE PERIOD FROM OCTOBER 1, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

             REVENUES:                                        1998                   1997                   1996
                                                        ------------------     ------------------     ------------------
             Trading (loss) profit:
                 Realized                                      $ (913,823)          $ 10,175,257           $ 17,860,411
                 Change in unrealized                             345,682              2,030,416                698,571
                                                        ------------------     ------------------     ------------------

                     Total trading results                       (568,141)            12,205,673             18,558,982

             Interest income (Note 2)                           1,959,142              3,073,728                806,967
                                                        ------------------     ------------------     ------------------

                     Total revenues                             1,391,001             15,279,401             19,365,949
                                                        ------------------     ------------------     ------------------

             EXPENSES:
                 Brokerage commissions (Note 2)                 3,638,923              5,539,579              2,063,021
                 Profit Shares (Note 3)                           332,560              1,024,612              2,313,537
                 Administrative fees (Note 2)                      97,879                149,850                 49,703
                                                        ------------------     ------------------     ------------------

                     Total expenses                             4,069,362              6,714,041              4,426,261
                                                        ------------------     ------------------     ------------------

             NET (LOSS) INCOME                               $ (2,678,361)           $ 8,565,360           $ 14,939,688
                                                        ==================     ==================     ==================

             See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
AND FOR THE PERIOD FROM OCTOBER 1, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                                                  Non-Voting
                                                     Voting Members                 Members                  Total
                                                    -------------------        -----------------       ------------------
             Initial Contributions                        $ 56,790,791              $ 7,080,836             $ 63,871,627

             Contributions                                   1,212,016                    2,017                1,214,033

             Withdrawals                                   (17,295,297)              (1,752,897)             (19,048,194)

             Net Income                                     13,270,063                1,669,625               14,939,688
                                                    -------------------        -----------------       ------------------
             MEMBERS' CAPITAL,
               DECEMBER 31, 1996                            53,977,573                6,999,581               60,977,154

             Contributions                                   6,356,012                  714,303                7,070,315

             Withdrawals                                    (8,626,795)              (6,627,128)             (15,253,923)

             Net Income                                      8,060,187                  505,173                8,565,360
                                                    -------------------        -----------------       ------------------

             MEMBERS' CAPITAL,
               DECEMBER 31, 1997                            59,766,977                1,591,929               61,358,906

             Withdrawals                                   (28,414,824)              (1,379,522)             (29,794,346)

             Net Loss                                       (2,465,954)                (212,407)              (2,678,361)
                                                    -------------------        -----------------       ------------------

             MEMBERS' CAPITAL,
               DECEMBER 31, 1998                          $ 28,886,199              $         -             $ 28,886,199
                                                    ===================        =================       ==================

             See notes to financial statements.

ML JWH FINANCIAL AND METALS PORTFOLIO L.L.C.
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML JWH Financial and Metals Portfolio L.L.C. (the "Company") was organized under the Delaware Limited Liability Company Act on September 19, 1996 and commenced trading activities on October 1, 1996. The Company engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. John W. Henry & Company, Inc. (the "Advisor" or "JWH(R)") is the Advisor to the Company. Merrill Lynch Investment Partners Inc. ("MLIP"or the "Administrator"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative
   authority over the Company.   Merrill Lynch Futures Inc. ("MLF"), an
   affiliate of MLIP, is the Company's commodity broker. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which were held by non-United States investment funds sponsored by MLIP, did not participate in any respect in the management of the Company, or engage, directly or indirectly, in, participate in or control all or any portion of the business activities or affairs of the Company. Management of the Company is vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the trading authority vested in and delegated to JWH and the administrative authority vested in and delegated to MLIP. The Members of the Company (the "Members"), each of which is a "commodity pool" sponsored and managed by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts, although the Members are subject to somewhat different fees.

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

   Revenue Recognition
   --------------------

   Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Operations.

   Foreign Currency Transactions
   -----------------------------

   The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

   Organizational Costs
   --------------------

   MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

   Operating Expenses
   ------------------

   MLIP pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

   Income Taxes
   -------------

   No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

   Distributions
   -------------

   No distributions had been made by the Company to any Member as of December 31, 1998.

   Withdrawals
   -----------

   Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

   Dissolution
   ------------

   The Company will terminate on September 30, 2046 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

   Recently Issued Accounting Pronouncements
   -----------------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The Administrator does not believe that the Statement will have a significant effect on the financial statements of the Company.

2. RELATED PARTY TRANSACTIONS

   The Company's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company, from possession of such assets.

   Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective capital accounts, MLIP calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such commissions, fees, Profit Shares and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF at flat monthly rates reflecting the fee arrangement between each Member and MLF. During the period from January 1, 1998 to May 31, 1998, the year ended December 31, 1997 and the period from October 1, 1996 to December 31, 1996, such rates ranged from .646 of 1% (a 7.75% annual rate) to .979 of 1% (an 11.75% annual rate) of each Member's month-end assets invested in the Company. As of May 31, 1998, Members subject to various brokerage commission rates withdrew from the Company, and thereafter, the rate was .792 of 1% (a 9.5% annual rate).

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   MLF pays the Advisor an annual consulting fee of 4% of the Company's average month-end assets, after reduction for a portion of the brokerage commissions.

   Many of the Company's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Company. MLIP anticipates that some of the Company's foreign currency trades will be executed through MLIB, an affiliate of MLIP. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

   In its exchange of futures for physical ("EFP") trading, the Company acquires cash currency positions through banks and dealers, including Merrill Lynch. The Company pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. ADVISORY AGREEMENT

   The Advisory Agreement between the Company and JWH has remained essentially unchanged since the inception of the Company. This Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Company, the Company would terminate were the Advisor no longer to manage its trading. The Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Company, subject to certain Company trading policies and to certain rights reserved by MLIP.

   The Company pays to JWH a quarterly Profit Share equal to 15% of any New Trading Profit, as defined, attributable to each Member's capital account. Profit Shares are calculated separately in respect of each Member's Capital Account. Profit Shares are determined as of the end of each calendar quarter and are also paid to JWH upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company trades futures, options on futures and forward contracts on interest rates, stock indices, currencies, and metals. The Company's trading results by reporting category for the years ended December 31, 1998 and 1997 and for the period from October 1, 1996 (commencement of operations) to December 31, 1996 were as follows:

                                           Total Trading Results
                      ----------------------------------------------------------------
                            1998                   1997                   1996
                      ------------------     ------------------     ------------------

   Interest Rates           $ 6,730,758            $ 4,763,680           $ 10,439,465
   Stock Indices             (1,829,531)             2,201,853               (371,033)
   Currencies                (1,826,268)             1,794,830              5,889,115
   Metals                    (3,643,100)             3,445,310              2,601,435
                      ------------------     ------------------     ------------------
                             $ (568,141)          $ 12,205,673           $ 18,558,982
                      ==================     ==================     ==================


   Market Risk

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

   MLIP, which monitors the trading of the Company in MLIP's capacity as the Company's Administrator, has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisor, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisor concerning the possibility of the Advisor reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically (which has not occurred to date), MLIP's basic risk control procedures consist simply of the ongoing process of monitoring JWH with the market risk controls being applied by JWH.

   Fair Value

   The derivative instruments traded by the Company are marked to market daily with the resulting net unrealized profit recorded in the Statements of Financial Condition and the related (loss) profit reflected in trading results in the Statements of Operations.

   The contract/notional values of open contracts as of December 31, 1998 and 1997 were as follows:

                                            1998                                                      1997
                      -------------------------------------------------         -------------------------------------------------
                            Commitment to                Commitment to                Commitment to                Commitment to
                          Purchase (Futures,             Sell (Futures,             Purchase (Futures,             Sell (Futures,
                          Options & Forwards)          Options & Forwards)          Options & Forwards)        Options & Forwards)
                      --------------------         --------------------         --------------------         --------------------
   Interest Rates           $ 162,548,185                $ 173,898,152                $ 200,852,720                $ 260,424,574
   Stock Indices                        -                            -                            -                    4,996,821
   Currencies                  10,438,700                            -                   69,236,628                  134,487,777
   Metals                               -                    2,284,680                    8,173,620                   23,636,110
                      --------------------         --------------------         --------------------         --------------------
                            $ 172,986,885                $ 176,182,832                $ 278,262,968                $ 423,545,282
                      ====================         ====================         ====================         ====================

   Substantially all of the Company's derivative instruments outstanding as of December 31, 1998 expire within one year.

   The contract/notional values of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1998 and 1997 were as follows:

                                                  1998                                                      1997
                           ------------------------------------------------        -------------------------------------------------
                              Commitment to              Commitment to               Commitment to                Commitment to
                            Purchase (Futures,           Sell (Futures,           Purchase (Futures,              Sell (Futures,
                            Options & Forwards)        Options & Forwards)        Options & Forwards)           Options & Forwards)
                           -------------------        -------------------        --------------------         --------------------
   Exchange-Traded              $ 172,986,885              $ 176,182,832               $ 209,026,340                $ 305,091,785
   Non-Exchange-Traded                      -                          -                  69,236,628                  118,453,497
                           -------------------        -------------------        --------------------         --------------------
                                $ 172,986,885              $ 176,182,832               $ 278,262,968                $ 423,545,282
                           ===================        ===================        ====================         ====================

   The average fair values, based on contract/notional values, of the Company's derivative instruments positions which were open as of the end of each calendar month during the years ended December 31, 1998 and 1997 were as follows:

                                         1998                                                         1997
                      -------------------------------------------------         -------------------------------------------------
                         Commitment to                Commitment to                Commitment to                Commitment to
                       Purchase (Futures,             Sell (Futures,             Purchase (Futures,             Sell (Futures,
                       Options & Forwards)          Options & Forwards)          Options & Forwards)        Options & Forwards)
                      --------------------         --------------------         --------------------         --------------------
   Interest Rates           $ 300,311,628                $ 146,537,268                $ 364,504,683                $ 155,397,051
   Stock Indices                4,594,819                    5,430,676                   13,580,756                   11,229,979
   Currencies                  56,235,733                   71,244,084                  117,259,926                  148,327,330
   Metals                       7,683,213                    8,636,966                    6,409,749                   31,164,193
                      --------------------         --------------------         --------------------         --------------------
                            $ 368,825,393                $ 231,848,994                $ 501,755,114                $ 346,118,553
                      ====================         ====================         ====================         ====================

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

   The gross unrealized profit and net unrealized profit (loss) on the Company's open derivative instrument positions as of December 31, 1998 and 1997 were as follows:

                                            1998                                 1997
                           ---------------------------------     ---------------------------------
                            Gross Unrealized    Net Unrealized    Gross Unrealized  Net Unrealized
                                 Profit             Profit             Profit       Profit (Loss)
                           ---------------    --------------     --------------     --------------
   Exchange-Traded            $ 3,511,028       $ 3,074,669        $ 4,309,342        $ 3,661,949
   Non-Exchange Traded                  -                 -          1,587,289           (932,962)
                           ---------------    --------------     --------------     --------------
                              $ 3,511,028       $ 3,074,669        $ 5,896,631        $ 2,728,987
                           ===============    ==============     ==============     ==============

   The Company has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

   The Company, through its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

               *     *     *     *     *     *     *     *     *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                                 /s/ Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                            Commodity Pool Operator
                  ML JWH Financial and Metals Portfolio L.L.C.

                ML MULTI-MANAGER PORTFOLIO LLC
                (A Delaware Limited Liability Company)


                Financial Statements for the period from June 1, 1998 (Commencement of Operations) to December 31, 1998 and
                Independent Auditors' Report

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
---------------------------------------------------------------------------

                                                                          Page
                                                                          ----

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS FOR THE PERIOD FROM
  JUNE 1, 1998 (COMMENCEMENT OF OPERATIONS)
  TO DECEMBER 31, 1998:

  Statement of Financial Condition                                           2

  Statement of Income                                                        3

  Statement of Changes in Members' Capital                                   4

  Notes to Financial Statements                                           5-11

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML Multi-Manager Portfolio LLC:

We have audited the accompanying statement of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 1998, and the related statements of income and of changes in members' capital for the period from June 1, 1998 (commencement of operations) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 1998, and the results of its operations for the period from June 1, 1998 (commencement of operations) to December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1998
--------------------------------------------------------------------------------

 ASSETS
                                                             1998
                                                       -----------------
 Equity in commodity futures trading accounts:
     Cash and option premiums                          $     122,916,463
     Net unrealized profit on open contracts                   1,970,219
 Accrued interest (Note 2)                                       445,876
                                                       ------------------

                 TOTAL                                 $     125,332,558
                                                       ==================

 LIABILITIES AND MEMBERS' CAPITAL

 LIABILITIES:

     Brokerage commissions payable (Note 2)            $         938,848
     Profit Shares payable (Note 3)                            1,944,169
     Administrative fees payable (Note 2)                         44,772
     Due to invested funds                                     2,021,293
                                                       ------------------

             Total liabilities                                 4,949,082
                                                       ------------------

 MEMBERS' CAPITAL:

     Voting Members                                          120,383,476
                                                       ------------------

             Total Members' capital                          120,383,476
                                                       ------------------

                 TOTAL                                 $     125,332,558
                                                       ==================


 See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENT OF INCOME
FOR THE PERIOD FROM JUNE 1, 1998 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

REVENUES:                                       1998
                                            --------------
Trading profit:
    Realized                                 $ 13,866,078
    Unrealized                                  1,970,219
                                            --------------

        Total trading results                  15,836,297

Interest income (Note 2)                        3,419,046
                                            --------------

        Total revenues                         19,255,343
                                            --------------

EXPENSES:
    Brokerage commissions (Note 2)              6,348,662
    Profit Shares (Note 3)                      2,943,598
    Administrative fees (Note 2)                  199,582
                                            --------------

        Total expenses                          9,491,842
                                            --------------

NET INCOME                                   $  9,763,501
                                            ==============


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


STATEMENT OF CHANGES IN MEMBERS' CAPITAL
FOR THE PERIOD FROM JUNE 1, 1998 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

                                                                           Non-Voting
                                          Voting Members                    Members                  Total
                                        --------------------       --------------------      ------------------------

Initial Contributions                         $ 116,715,631                $ 5,461,563              $ 122,177,194

Additions                                        11,012,473                     56,478                 11,068,951

Withdrawals                                     (16,715,086)                (5,911,084)               (22,626,170)

Net Income                                        9,370,458                    393,043                  9,763,501
                                        --------------------       --------------------       --------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1998                           $ 120,383,476                $         -              $ 120,383,476
                                        ====================       ====================       ====================



See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of MLIP, is the Company's commodity broker. A portion of the Company's assets is held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by MLIP. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests have common economic interests in the Company, but the Non-Voting Interests, which were held by non-United States investment funds sponsored by MLIP, do not participate in any respect in the management of the Company, or engage, directly or indirectly, in, participate in, or control all or any portion of the business activities or affairs of the Company. Management of the Company is vested solely in the Voting Interests, which are held by United States limited partnerships. The Voting Members control all business activities and affairs of the Company by agreement of the majority in interest of such Members, subject to the discretionary trading authority vested in and delegated to the trading advisors (the "Advisors" or "the "Trading Advisors") and the administrative authority vested in and delegated to MLIP. The Members of the Company (the "Members"), each of which is a "commodity pool" sponsored and controlled by MLIP, share in the trading profit (loss) and interest income of the Company in proportion to their respective capital accounts.

   MLIP selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

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

   Revenue Recognition
   --------------------

   Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statement of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The unrealized profit on open contracts is reflected in unrealized in the Statement of Income.

   Foreign Currency Transactions
   -----------------------------

   The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

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

   Distributions
   -------------

   No distribution (except upon withdrawals) had been made by the Company to any Member as of December 31, 1998.

   Withdrawals
   -----------

   Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

   Dissolution of the Company
   --------------------------

   The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

   Recently Issued Accounting Pronouncements
   -----------------------------------------

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. MLIP does not believe that the Statement will have a significant effect on the financial statements of the Company.

2. RELATED PARTY TRANSACTIONS

   The bulk of the Company's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company, from possession of such assets.

   Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

   Following the allocation of the Company's trading profit (loss) and interest income among the Members' respective Capital Accounts, MLIP calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, in respect of the Company's trading on behalf of the respective Members (the Company being subject to different commissions, fees and expenses in respect of its trading as allocable to the various different Members). Such brokerage commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the appropriate Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at a flat monthly rate reflecting the fee arrangement between each Member and MLF. During the period from June 1, 1998 to December 31, 1998, such rates for Members were .729 of 1% (an 8.75% annual rate) and for a certain Member, .292 of 1% (a 3.5% annual rate) of such Member's month-end assets invested in the Company.

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) and for a certain Member, .083 of 1% (a 1.0% annual rate) of such Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   MLF pays the Advisors annual Consulting Fees ranging up to 2% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

   Many of the Company's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Company. MLIP anticipates that some of the Company's foreign currency trades will be executed through MLIB, an affiliate of MLIP. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

   In its exchange of futures for physical ("EFP") trading, the Company acquires cash currency positions through banks and dealers, including Merrill Lynch. The Company pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. ADVISORY AGREEMENTS

   Pursuant to the Advisory Agreements among the Advisors, the Company and MLIP, the Advisors determined the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIP. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Company.

   The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 15% to 24% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses and upon the reallocation of assets away from an Advisor.

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Company trades futures, options on futures, forwards and options on forward contracts on interest rates, stock indices, commodities, currencies, energy and metals. The Company's trading results by reporting category for the period from June 1, 1998 to December 31, 1998 were as follows:

                                       1998
                                 ------------------

            Interest Rates            $ 11,105,955
            Stock Indices                1,487,607
            Commodities                 (1,086,883)
            Currencies                   5,054,310
            Energy                         534,828
            Metals                      (1,259,520)
                                 ------------------
                                      $ 15,836,297
                                 ==================



   Market Risk

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's unrealized profit on such derivative instruments as reflected in the Statement of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

   MLIP, which monitors the trading of the Company in MLIP's capacity as the administrator, has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company and of the Members' respective capital accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may consult with the Advisors concerning the possibility of the Advisors reducing trading leverage or market concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice and trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of monitoring the Advisors with the market risk controls being applied by the Advisors.

   Fair Value

   The derivative instruments traded by the Company are marked to market daily with the resulting unrealized profit recorded in the Statement of Financial Condition and the related profit reflected in trading results in the Statement of Income.

   The contract/notional values of open contracts as of December 31, 1998 were as follows:

                                                     1998
                              -------------------------------------------------------
                                   Commitment to                 Commitment to
                                 Purchase (Futures,              Sell (Futures,
                                Options & Forwards)           Options & Forwards)
                              -------------------------     -------------------------
     Interest Rates            $           172,725,488       $           150,086,136
     Stock Indices                          14,192,947                     3,704,878
     Commodities                             2,049,190                     9,818,796
     Currencies                            324,281,552                   330,268,732
     Energy                                          -                     2,957,365
     Metals                                  3,062,623                     9,507,885
                              -------------------------     -------------------------
                               $           516,311,800       $           506,343,792
                              =========================     =========================


   Substantially all of the Company's derivative instruments outstanding as of December 31, 1998 expire within one year.

   The contract/notional values of the Company's exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1998 were as follows:

                                                     1998
                              -------------------------------------------------------
                                   Commitment to                 Commitment to
                                 Purchase (Futures,              Sell (Futures,
                                Options & Forwards)           Options & Forwards)
                              -------------------------     -------------------------

   Exchange Traded               $        220,954,431       $            188,785,673
   Non-Exchange-Traded                    295,357,369                    317,558,119
                              ------------------------     --------------------------
                                 $        516,311,800       $            506,343,792
                              ========================     ==========================

   The average fair values, based on contract/notional values, of the Company's derivative instrument positions which were open as of the end of each calendar month during the period from June 1, 1998 (commencement of operations) to December 31, 1998 were as follows:

                                             1998
                      ------------------------------------------------
                          Commitment to             Commitment to
                        Purchase (Futures,          Sell (Futures,
                        Options & Forwards)       Options & Forwards)
                      -----------------------     --------------------

    Interest Rates       $   338,431,556           $      129,323,310
    Stock Indices             12,109,631                    7,830,657
    Commodities               10,565,592                   14,601,554
    Currencies               316,276,954                  306,680,060
    Energy                     3,089,967                    5,895,385
    Metals                    14,005,485                   19,172,515
                      -------------------         --------------------
                         $   694,479,185           $      483,503,481
                      ===================         ====================

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

   The fair value amounts in the above tables represent the extent of the Company's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit included on the Statement of Financial Condition.

   The gross unrealized profit and net unrealized profit on the Company's open derivative instrument positions as of December 31, 1998 were as follows:

                                           1998
                             ---------------------------------
                                  Gross             Net
                                Unrealized       Unrealized
                                  Profit           Profit
                             --------------     --------------

   Exchange Traded              $2,565,566         $1,803,512
   Non-Exchange Traded           6,481,087            166,707
                             --------------     --------------
                                $9,046,653         $1,970,219
                             ==============     ==============

   The Company has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

   The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                  *     *     *     *     *     *     *     *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                                 /s/ Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                           Commodity Pool Operator of
                         ML MULTI-MANAGER PORTFOLIO LLC