Form 10-K405, Exhibit 13
period 1999-12-31
SECTOR STRATEGY FUND L P
filed 2000-03-30
CIK 862525

                                                                   Exhibit 13.01

               The S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
               (A Delaware Limited Partnership)



               Financial Statements for the years ended
               December 31, 1999, 1998 and 1997
               and Independent Auditors' Report




[LOGO] Merrill Lynch

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999, 1998 AND 1997:

  Statements of Financial Condition                2

  Statements of Operations                         3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                 5-11


INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
 The S.E.C.T.O.R. Strategy Fund/SM/ L.P.:

We have audited the accompanying statements of financial condition of The S.E.C.T.O.R. Strategy Fund/SM/ L.P. (the "Partnership") as of December 31, 1999 and 1998, and the related statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The S.E.C.T.O.R. Strategy Fund/SM/ L.P. as of December 31, 1999 and 1998, and the results of its operations and changes in partners' capital for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 2000

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

ASSETS                                                                    1999                1998
                                                                     ---------------     ---------------
Investments (Note 6)                                                   $ 13,952,487        $ 18,934,681
Receivable from investments (Note 6)                                        246,627             528,786
                                                                     ---------------     ---------------

                TOTAL                                                  $ 14,199,114        $ 19,463,467
                                                                     ===============     ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Redemptions payable                                                    $    246,627        $    528,786
                                                                     ---------------     ---------------

            Total liabilities                                               246,627             528,786
                                                                     ---------------     ---------------

PARTNERS' CAPITAL:
General Partner (1,077 Units and 1,177 Units)                               201,377             222,668
Limited Partners (73,542 Units and 98,908 Units)                         13,751,110          18,712,013
                                                                     ---------------     ---------------

            Total partners' capital                                      13,952,487          18,934,681
                                                                     ---------------     ---------------

                TOTAL                                                  $ 14,199,114        $ 19,463,467
                                                                     ===============     ===============

NET ASSET VALUE PER UNIT
(Based on 74,619 and 100,085 Units outstanding)                        $     186.98        $     189.19
                                                                     ===============     ===============

See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                     1999                   1998                 1997
                                                               ------------------      ---------------      ----------------
REVENUES:

    Trading profit (loss):
        Realized (Note 1)                                             $ -                  $ (520,547)           $ (100,337)
        Change in unrealized (Note 1)                                   -                    (703,331)              105,173
                                                               ------------------      ---------------      ----------------

            Total trading results                                       -                  (1,223,878)                4,836

    Interest income (Note 2)                                            -                     396,925             1,118,910
                                                               ------------------      ---------------      ----------------

            Total revenues                                              -                    (826,953)            1,123,746
                                                               ------------------      ---------------      ----------------

EXPENSES:

    Brokerage commissions (Note 2)                                      -                     662,247             1,936,603
    Profit Shares (Note 3)                                              -                     147,262               158,988
    Administrative fees (Note 2)                                        -                      18,921                55,331
                                                               ------------------      ---------------      ----------------

            Total expenses                                              -                     828,430             2,150,922
                                                               ------------------      ---------------      ----------------

INCOME (LOSS) FROM INVESTMENTS (Note 6)                                 (203,566)             675,414               968,354
                                                               ------------------      ---------------      ----------------

NET LOSS                                                              $ (203,566)          $ (979,969)           $  (58,822)
                                                               ==================      ===============      ================

NET INCOME (LOSS) PER UNIT:

    Weighted average number of General Partner and
    Limited Partner Units outstanding (Note 4)                            87,544              119,711               151,089
                                                               ==================      ===============      ================

    Net loss per weighted average
      General Partner and Limited Partner Unit                        $    (2.33)          $    (8.19)           $    (0.39)
                                                               ==================      ===============      ================


See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                      Units of
                                     Partnership           General                Limited
                                      Interest             Partner                Partners                  Total
                                    --------------      ---------------      -------------------      -------------------
PARTNERS' CAPITAL
  DECEMBER 31, 1996                       164,289            $ 489,672             $ 31,459,360             $ 31,949,032

Redemptions                               (27,674)                   -               (5,313,927)              (5,313,927)

Net income (loss)                               -                  165                  (58,987)                 (58,822)
                                    --------------      ---------------      -------------------      -------------------

PARTNERS' CAPITAL
  DECEMBER 31, 1997                       136,615              489,837               26,086,446               26,576,283

Redemptions                               (36,530)            (234,522)              (6,427,111)              (6,661,633)

Net loss                                        -              (32,647)                (947,322)                (979,969)
                                    --------------      ---------------      -------------------      -------------------

PARTNERS' CAPITAL
  DECEMBER 31, 1998                       100,085              222,668               18,712,013               18,934,681

Redemptions                               (25,466)             (18,073)              (4,760,555)              (4,778,628)

Net loss                                        -               (3,218)                (200,348)                (203,566)
                                    --------------      ---------------      -------------------      -------------------

PARTNERS' CAPITAL
  DECEMBER 31, 1999                        74,619            $ 201,377             $ 13,751,110             $ 13,952,487
                                    ==============      ===============      ===================      ===================

See notes to financial statements.

THE S.E.C.T.O.R. STRATEGY FUND/SM/ L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization
  ------------

  The S.E.C.T.O.R. Strategy Fund/SM/ L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on April 30, 1990 and commenced trading activities on July 16, 1990. The Partnership engages (currently, through an investment in a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

  Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors"). However, because different Multi-Advisor Funds had historically allocated assets to slightly different Advisor groups, the Multi-Advisor Funds often were required to open and maintain individual trading accounts with each Advisor. MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds (including the Partnership) as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

  MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors. Merrill Lynch Futures Inc. ("MLF"), a Merrill Lynch affiliate, is MM LLC's commodity broker.

  MLIP determines what percentage of the Partnership's total capital to invest in MM LLC attempting to maximize the percentage of the Partnership's assets invested in MM LLC, while managing the Partnership's exposure to prevent Merrill Lynch from being required to make a payment to the Partnership pursuant to its guarantee under the Partnership's principal protection structure (See Note 5).

  Estimates
  ---------

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition
  -------------------

  Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Trading profit (loss):
  Change in unrealized in the Statements of Operations. As a result of the investment in MM LLC, there were no open contracts as of December 31, 1999 or 1998. See Note 6 for discussion of revenue recognition for the Partnership's investment in Trading LLC's and MM LLC.

  Foreign Currency Transactions
  -----------------------------

  The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through MM LLC. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

  Operating Expenses
  ------------------

  MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF, by the Partnership, through MM LLC.

  Income Taxes
  ------------

  No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

  Distributions
  -------------

  The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1999.

  Redemptions
  -----------

  A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

  Dissolution of the Partnership
  ------------------------------

  The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

  The majority of the Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership through MM LLC with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership through MM LLC is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership through MM LLC, from possession of such assets.

  Merrill Lynch charges the Partnership through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on MM LLC's non-U.S. dollar-denominated positions.

  Through its investment in MM LLC, the Partnership pays brokerage commissions to MLF at a flat monthly rate equal to .729 of 1% (an 8.75% annual rate), and pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets allocated to trading. Assets allocated to trading are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

  Prior to the investment in MM LLC, MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1998 and 1997 was approximately $69 and $114, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

  MLF currently pays the Advisors annual Consulting Fees up to 1.75% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

3. AGREEMENTS

  Pursuant to the Advisory Agreements among the Advisors, MM LLC and MLIP, the Advisors determined the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of MM LLC, subject to certain rights reserved by MLIP. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights.

  Profit Shares are paid by MM LLC to each Advisor, currently ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the reallocation of assets away from an Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4. WEIGHTED AVERAGE UNITS

  The weighted average number of Units outstanding was computed for purposes of disclosing net income or loss per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 1999, 1998 and 1997 equals the Units outstanding, as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

5. MERRILL LYNCH & CO., INC. GUARANTEE

  Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets as of the Principal Assurance Date that the Net Asset Value per Unit as of such Principal Assurance Date will equal, after adjustment for all liabilities to third parties, not less than the minimum assured Net Asset Value per Unit. Effective October 1, 1999, the Partnership restarted its trading program for a third Time Horizon of two years' duration and a new Principal Assurance Date of September 30, 2001, with a minimum assured Net Asset Value per Unit of $148.65.

6. INVESTMENTS

  Prior to investing in MM LLC, the Partnership placed assets under the management of certain of the Advisors by investing in private limited liability companies ("Trading LLC's") formed by MLIP. The only members of the Trading LLC's were commodity pools sponsored by MLIP. Each Trading LLC traded under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through a Trading LLC rather than a managed account had no economic effect on the Partnership, except to the extent that the Partnership benefited from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

  The investments in Trading LLC's and MM LLC are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC and MM LLC. Fair value is equal to the market value of the net assets of the Trading LLC's and of MM LLC allocable to the Partnership as an investor. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income (loss) from investments.

     Total revenues and fees with respect to such investments were as follows:

      For the year ended           Total              Brokerage          Administrative          Profit       Income (Loss) from
      December 31, 1999           Revenues           Commissions              Fees               Shares         Investments
------------------------     ---------------     -----------------    ------------------    --------------    ----------------

      MM LLC                    $ 1,363,384           $ 1,448,194              $ 41,377         $  77,379          $ (203,566)
                             ===============     =================    ==================    ==============    ================

      For the year ended           Total              Brokerage          Administrative          Profit       Income (Loss) from
      December 31, 1998           Revenues           Commissions              Fees               Shares         Investments
------------------------     ---------------     -----------------    ------------------    --------------    ----------------

      JWH LLC                   $  (700,366)          $   224,055              $  6,402         $ -                $ (930,823)
      MM LLC                      3,184,157             1,060,876                30,311           486,733           1,606,237
                             ---------------
                                                 -----------------    ------------------    --------------    ----------------
        Total                   $ 2,483,791           $ 1,284,931              $ 36,713         $ 486,733          $  675,414
                             ===============     =================    ==================    ==============    ================


      For the year ended           Total              Brokerage          Administrative          Profit         Income from
      December 31, 1997           Revenues           Commissions              Fees               Shares         Investments
------------------------     ---------------     -----------------    ------------------    --------------    ----------------

      JWH LLC                   $ 1,710,140           $   614,361              $ 17,552         $ 109,873          $  968,354
                               =============     =================    ==================    ==============    ================



     Condensed statements of financial condition and statements of operations for MM LLC and JWH LLC are set forth as follows:

                                    MM LLC                           MM LLC
                              December 31, 1999                December 31, 1998
                         ----------------------------     ----------------------------
Assets                                 $ 100,901,677                    $ 125,332,558
                         ============================     ============================

Liabilities                            $   2,906,392                    $   4,949,082
Members' Capital                          97,995,285                      120,383,476
                         ----------------------------     ----------------------------

Total                                  $ 100,901,677                    $ 125,332,558
                         ============================     ============================

                                                              For the period from
                             For the year ended                 June 1, 1998 to
                              December 31, 1999                December 31, 1998
                         ----------------------------     ----------------------------
Revenues                                $  9,090,190                     $ 19,255,343

Expenses                                  10,152,017                        9,491,842
                         ----------------------------     ----------------------------

Net Income (Loss)                       $ (1,061,827)                    $  9,763,501
                         ============================     ============================

                                   JWH LLC                          JWH LLC
                             For the period from
                             January 1, 1998 to               For the year ended
                                May 31, 1998                   December 31, 1997
                         ----------------------------     ----------------------------

Revenues                                $  1,391,001                     $ 15,279,401

Expenses                                   4,069,362                        6,714,041
                         ----------------------------     ----------------------------

Net Income (Loss)                       $ (2,678,361)                    $  8,565,360
                         ============================     ============================


7. FAIR VALUE AND OFF-BALANCE SHEET RISK

  As of June 1, 1998, the Partnership invested all of its assets in MM LLC. Accordingly, the Partnership invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. As such, MLIP does not believe that the adoption of the provisions of Statement of Financial Accounting Standards No. 133 had a significant effect on the financial statements of the Partnership. Consequently, no such positions subsequent to May 31, 1998 are reflected in these financial statements.

  Market Risk
  -----------

  Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLC's and in MM LLC, the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLC's and MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, the Trading LLC's and currently MM LLC, as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

  MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership or MM LLC, and include adjusting the percentage of the Partnership's, the Trading LLC's or MM LLC's total assets allocated to trading, calculating the Net Asset Value of the Advisors' respective Partnership accounts and Trading LLC accounts, or currently MM LLC accounts, as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure (although MLIP may adjust the percentage of the Partnership's total assets allocated to trading), MLIP may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentration. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

  One important aspect of the MLIP's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, MLIP can directly affect the market exposure of the Partnership. Leverage control is the principal means by which MLIP hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit will equal no less than a specified minimum as of the Principal Assurance Date (see Note
  5).

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

  The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and clearing brokers.

  The Partnership, through MM LLC, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable in the financial statements of MM LLC in the Equity in commodity future trading accounts in the Statements of Financial Condition.


           *    *   *   *   *   *   *   *   *   *   *   *   *   *   *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael L. Pungello

                              Michael L. Pungello
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                    The S.E.C.T.O.R. Strategy Fund/SM/ L.P.