Form 10-K405, Exhibit 13
period 1999-12-31
SECTOR STRATEGY FUND L P
filed 2000-03-30
CIK 862525

                                                                EXHIBIT 13.01(A)

                ML MULTI-MANAGER PORTFOLIO LLC
                (A Delaware Limited Liability Company)


                Financial Statements for the year ended
                December 31, 1999 and for the period from June 1, 1998 (Commencement of Operations) to December 31, 1998 and
                Independent Auditors' Report


[LOGO] Merrill Lynch

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                Page
                                                                ----

INDEPENDENT AUDITORS' REPORT                                       1

FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 1999 AND FOR THE PERIOD
FROM JUNE 1, 1998 (COMMENCEMENT OF
OPERATIONS) TO DECEMBER 31, 1998:

  Statements of Financial Condition                                2

  Statements of Operations                                         3

  Statements of Changes in Members' Capital                        4

  Notes to Financial Statements                                  5-9

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Members of
 ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 1999 and 1998, and the related statements of operations and of changes in members' capital for the year ended December 31, 1999 and for the period from June 1, 1998 (Commencement of Operations) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 1999 and 1998, and the results of its operations and changes in members' capital for the year ended December 31, 1999 and for the period from June 1, 1998 (Commencement of Operations) to December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 2000

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 and 1998
--------------------------------------------------------------------------------

ASSETS
                                                                   1999                 1998
                                                           ------------------  ------------------
Equity in commodity futures trading accounts:
    Cash and option premiums                                    $ 97,949,902       $ 122,916,463
    Net unrealized profit on open contracts                        2,517,003           1,970,219
Accrued interest (Note 2)                                            434,772             445,876
                                                           ------------------  ------------------

                TOTAL                                          $ 100,901,677       $ 125,332,558
                                                           ==================  ==================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Brokerage commissions payable (Note 2)                         $ 708,081           $ 938,848
    Profit Shares payable (Note 3)                                   420,906           1,944,169
    Administrative fees payable (Note 2)                              24,744              44,772
    Redemptions Payable                                            1,752,661           2,021,293
                                                           ------------------  ------------------

            Total liabilities                                      2,906,392           4,949,082
                                                           ------------------  ------------------

MEMBERS' CAPITAL:

    Voting Members                                                97,995,285         120,383,476
                                                           ------------------  ------------------

            Total Members' capital                                97,995,285         120,383,476
                                                           ------------------  ------------------

                TOTAL                                          $ 100,901,677       $ 125,332,558
                                                           ==================  ==================


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD
FROM JUNE 1, 1998 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

REVENUES:                                          1999                  1998
                                             ------------------     ---------------
Trading profit:
    Realized                                       $ 3,344,876        $ 13,866,078
    Change in unrealized                               546,402           1,970,219
                                             ------------------     ---------------

        Total trading results                        3,891,278          15,836,297

Interest income (Note 2)                             5,198,912           3,419,046
                                             ------------------     ---------------

        Total revenues                               9,090,190          19,255,343
                                             ------------------     ---------------

EXPENSES:

    Brokerage commissions (Note 2)                   9,316,187           6,348,662
    Profit Shares (Note 3)                             515,566           2,943,598
    Administrative fees (Note 2)                       320,264             199,582
                                             ------------------     ---------------

        Total expenses                              10,152,017           9,491,842
                                             ------------------     ---------------

NET INCOME (LOSS)                                 $ (1,061,827)        $ 9,763,501
                                             ==================     ===============


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD
FROM JUNE 1, 1998 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

                                                                          Non-Voting
                                          Voting Members                   Members                   Total
                                        --------------------       -----------------------------------------------

Initial Contributions                         $ 116,715,631                $ 5,461,563              $ 122,177,194

Additions                                        11,012,473                     56,478                 11,068,951

Withdrawals                                     (16,715,086)                (5,911,084)               (22,626,170)

Net Income                                        9,370,458                    393,043                  9,763,501
                                        --------------------       --------------------       --------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1998                             120,383,476                          -                120,383,476

Withdrawals                                     (21,326,364)                         -                (21,326,364)

Net loss                                         (1,061,827)                         -                 (1,061,827)
                                        --------------------       --------------------       --------------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1999                            $ 97,995,285                          -               $ 97,995,285
                                        ====================       ====================       ====================

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization
   ------------

   ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of MLIP, is the Company's commodity broker. A portion of the Company's assets is held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by MLIP. The Company has authorized two classes of Membership Interests: Non-Voting Interests and Voting Interests (collectively, "Interests"). These two classes of Interests have common economic interests in the Company. The Non-Voting Interests, held by non-United States investment funds sponsored by MLIP, do not participate in the management of the Company, or engage, directly or indirectly, in, participate in or control any portion of the business activities or affairs of the Company. Voting Interests are held by United States limited partnerships. The Voting Members control all business activities and affairs of the Company by agreement of the majority in interest of the Voting Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIP. Each Voting Member is a "commodity pool" sponsored and controlled by MLIP and shares in the Trading profit and Interest income of the Company in proportion to their respective capital accounts.

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

   Revenue Recognition
   --------------------

   Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The unrealized profit on open contracts is reflected in Trading profit: Change in unrealized in the Statements of Operations.

   Foreign Currency Transactions
   -----------------------------

   The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

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

   Distributions
   -------------

   No distribution has been made by the Company to any Member as of December 31, 1999.

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

   Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIP calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at a flat monthly rate reflecting the fee arrangement between each Member and MLF. For the year ended December 31, 1999 and the period from June 1, 1998 to December 31, 1998, the rate for Members was .729 of 1% (an 8.75% annual rate) except for one Member which paid .292 of 1% (a 3.5% annual rate) of such Member's month-end assets invested in the Company.

   The Company pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate), except for one Member which pays .083 of 1% (a 1.0% annual rate), of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

   MLF pays the Advisors annual Consulting Fees ranging up to 2% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

3. ADVISORY AGREEMENTS

   Pursuant to the Advisory Agreements among the Advisors, the Company and MLIP, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIP. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Company.

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

4. FAIR VALUE AND OFF-BALANCE SHEET RISK

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Company which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. MLIP does not believe that the adoption of the provisions of such Statement had a significant effect on the financial statements.

  SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options, or other financial instruments with similar characteristics such as caps, floors and collars.

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

  MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

  Credit Risk
  -----------

  The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

  The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition.

  The Company has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and clearing brokers.

  The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.

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